Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SUPERVALU INC.,

SUPERVALU ENTERPRISES, INC.,

UNITED NATURAL FOODS, INC.

and

JEDI MERGER SUB, INC.

Dated as of July 25, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 25, 2018, is by and among SUPERVALU INC., a Delaware corporation (“SUPERVALU”), SUPERVALU Enterprises, Inc., a Delaware corporation and a Wholly Owned Subsidiary of SUPERVALU (“SUPERVALU Enterprises”), United Natural Foods, Inc., a Delaware corporation (“Parent”), and Jedi Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” and, together with SUPERVALU, SUPERVALU Enterprises and Parent, the “Parties,” and each, a “Party”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company (as defined herein) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement, (ii) declared it advisable to enter into this Agreement, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s stockholders, (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement and (v) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof;

WHEREAS, the Board of Directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Merger Sub has (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of Merger Sub and Parent, as Merger Sub’s sole stockholder, (ii) approved this Agreement and the Merger and (iii) resolved to recommend that Parent, as Merger Sub’s sole stockholder, adopt this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and adopted this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of June 7, 2018, by and among SUPERVALU, SUPERVALU Enterprises and SUPERVALU Merger Sub, Inc., a Delaware corporation and a Wholly Owned Subsidiary of SUPERVALU Enterprises (the “Holding Company Merger Sub”),

prior to the Closing, SUPERVALU and SUPERVALU Enterprises may effect the merger of the Holding Company Merger Sub with and into SUPERVALU, with SUPERVALU surviving the merger as a Wholly Owned Subsidiary of SUPERVALU Enterprises and each share of Company Common Stock being converted into the right to receive one share of common stock, par value $0.01 per share, of SUPERVALU Enterprises (such merger, the “Holding Company Merger”);

WHEREAS, as used in this Agreement, the “Company” shall refer to (i) as of the date of this Agreement and until the time, if any, that the Holding Company Merger is completed, SUPERVALU, and (ii) from and after such time, if any, SUPERVALU Enterprises (it being understood that if the Holding Company Merger is completed, each of SUPERVALU and SUPERVALU Enterprises may change their respective names as of or after the effective time of the Holding Company Merger); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1                                    The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Company”) and a Wholly Owned Subsidiary of Parent.

Section 1.2                                    Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., local time, on the date that is the later of (a) the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (b) forty-five (45) days after the date of this Agreement (or such earlier date as Parent may specify in writing to the Company on not less than two Business Days’ notice), subject to the satisfaction or waiver of the conditions set forth in Article VI, or at such other place (or by means of remote communication), date and time as the Company and Parent may agree in writing.    The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3                                    Effective Time.  On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger.  The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between Parent and the Company and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time, the “Effective Time”).

Section 1.4                                    Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL.

Section 1.5                                    Organizational Documents of the Surviving Company.

(a)                                 Subject to the requirements set forth in Section 5.10(c), at the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company (the “Charter”) until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “SUPERVALU INC.”.

(b)                                 Subject to the requirements set forth in Section 5.10(c), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company (the “Bylaws”) until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “SUPERVALU INC.”.

Section 1.6                                    Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until his or her successor has been duly elected or appointed and qualified, or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws and applicable Law.

Section 1.7                                    Officers.  Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1                                    Effect on Capital Stock.

(a)                                 At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of any shares of Company Common Stock or common stock of Merger Sub:

(i)                                     Conversion of Company Common Stock.  Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (A) Cancelled Shares and any Dissenting Shares and (B) for the avoidance of doubt, any Company Restricted Shares, which shall be treated in accordance with Section 2.3(b) (such shares of Company Common Stock, other than those contemplated by the foregoing clauses (A) and (B), the “Eligible Shares”)), shall be automatically converted into the right to receive $32.50 in cash per share of Company Common Stock (such amount in cash per share of Company Common Stock, without interest, the “Merger Consideration”), payable pursuant to Section 2.2(d).

(ii)                                  Common Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(iii)                               Cancellation of Certain Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any of its Wholly Owned Subsidiaries, other than, in each case, shares of Company Common Stock held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b)                                 Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, if a Person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal (the “Appraisal Provisions”) of their shares of Company Common Stock has demanded appraisal under the Appraisal Provisions with respect to any issued and outstanding shares of Company Common Stock held by such Dissenting Stockholder (“Dissenting Shares”), then to the extent the Appraisal Provisions are applicable, such Dissenting Shares shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(i), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL.  If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each Dissenting Share shall thereupon be treated as though such share of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i).  The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate at Parent’s expense in all negotiations and proceedings with respect thereto.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c)                                  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any stock dividend or distribution, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2                                    Exchange of Certificates.

(a)                                 Appointment of Paying Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement (the “Paying Agent Agreement”) reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b)                                 Deposit of Merger Consideration.  Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Stock, cash sufficient to pay the aggregate Merger Consideration (such aggregate Merger Consideration, the “Payment Fund”).

(c)                                  Exchange Procedures.  As promptly as practicable (and no later than the third Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise provide notice to each holder of record of Eligible Shares that are (i) Certificates or (ii) Book-Entry Shares not held through DTC, advising such holders of the effectiveness of the Merger, which notice shall include (A) appropriate transmittal materials (including a letter of transmittal (the “Letter of Transmittal”)), which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) or transfer of the Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and shall be in such form and have such other provisions as Parent shall reasonably designate and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) or Book-Entry Shares in exchange for the Merger Consideration.  With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(d)                                 Surrender of Certificates or Book-Entry Shares.  Upon surrender to the Paying Agent of Eligible Shares that (i) are Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(j)) together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each of the foregoing clauses (i) and (ii) of this Section 2.2(d), pursuant to such materials and instructions as contemplated by Section 2.2(c), and (iii) are Book-Entry Shares held through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries pursuant to Section 2.2(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement (after giving effect to any required Tax withholdings as provided in Section 2.2(i)).  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.  For the avoidance of doubt, no interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e)                                  No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest.  At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f)                                   Investment of Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent solely in cash or in liquid money market funds that invest solely in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.  Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)                                  Termination of Payment Fund.  Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article II without any interest thereon.

(h)                                 No Liability.  Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i)                                     Withholding Rights.  Each of the Company, the Surviving Company, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law.  To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j)                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent), the posting by such Person of a bond in a customary form and amount as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

Section 2.3                                    Treatment of Company Equity Awards.

(a)                                 At the Effective Time, each compensatory option to purchase shares of Company Common Stock (a “Company Option”) that is outstanding under any Company Stock Plan and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed and converted into an option (each, an “Adjusted Option”) to purchase a number of shares of the common stock of Parent (“Parent Common Stock”), on the same terms and subject to the same conditions as were applicable to such Company Option immediately prior to the Effective Time, including the “change of control” termination protections that apply to an assumed or substituted award under the related Company Option award agreement, equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (2) the Equity Award Conversion Ratio (as defined below), with any fractional shares rounded down to the next lower whole number of shares.  The exercise price per share of such Adjusted Option shall be equal to the quotient of (A) the exercise price per Share subject to such Company Option immediately prior to the Effective Time divided by (B) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted Option and the number of shares of Parent Common Stock relating to any such Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b)                                 At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse restrictions (a “Company Restricted Share Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a cash-settled award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company Restricted Share Award immediately prior to the Effective Time and (2) the Merger Consideration, which cash-

settled award shall become payable (without interest) subject to the same terms and conditions that were otherwise applicable to the Company Restricted Share Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to an assumed or substituted award under the related Company Restricted Share Award agreement (and shall be subject to applicable withholding).

(c)                                  At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock (a “Company RSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a cash-settled award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time and (2) the Merger Consideration, which cash-settled award shall become payable (without interest) subject to the same terms and conditions that were otherwise applicable to the Company RSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to an assumed or substituted award under the related Company RSU Award agreement (and shall be subject to applicable withholding).

(d)                                 At the Effective Time, each performance share unit award in respect of shares of Company Common Stock (a “Company PSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a cash-settled award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company PSU Award (at the target level of performance or such other level as is specified in the applicable “change of control” provisions set forth in the applicable Company PSU Award Agreement as in effect on the date hereof) immediately prior to the Effective Time and (2) the Merger Consideration, which cash-settled award shall become payable (without interest) subject to the same terms and conditions that were otherwise applicable to the Company PSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to an assumed or substituted award under the related Company PSU Award agreement (and shall be subject to applicable withholding); for the avoidance of doubt any service-based vesting requirement (including a requirement to remain employed or in service through the completion of the applicable performance period) shall be retained and apply to the holder’s right to receive the cash payment related to the Company PSU Award.

(e)                                  At the Effective Time, each deferred stock unit award in respect of shares of Company Common Stock (a “Company DSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a cash-settled award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company DSU Award immediately prior to the Effective Time and (2) the Merger Consideration, which cash-settled award shall become payable (without interest) subject to the same terms and conditions that were otherwise applicable to the Company DSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, if any (and shall be subject to applicable withholding).

(f)                                   At or prior to the Effective Time, the Company, the Company Board of Directors or the Leadership Development and Compensation Committee of the Company Board of Directors, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.3.

(g)                                  For purposes hereof, the “Equity Award Conversion Ratio” shall mean the quotient of (i) the Merger Consideration divided by (ii) the Parent Trading Price.  The “Parent Trading Price” shall mean the volume weighted average of the closing sale prices per share of Parent Common Stock on the NASDAQ, as reported in the New York City edition of The Wall Street Journal (or, if not reported therein, as reported in another authoritative source) for the thirty (30) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

(h)                                 Prior to the Effective Time, Parent shall use its best efforts to provide for the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.3.  Parent shall prepare and, at or prior to the Effective Time, file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to shares of Parent Common Stock subject to the awards described in this Section 2.3.

Section 2.4                                    Further Assurances.  Subject to Section 5.6(d), if at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries on or after February 27, 2016 (the “Applicable Date”) and prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or in any other section to the extent they are cautionary, predictive or forward-looking in nature) or (b) as disclosed in the confidential disclosure schedule delivered by the Company to Parent and Merger Sub prior to or concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                    Organization.

(a)

(i)                                     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(ii)                                  The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 The Company has made available to Parent, prior to the date of this Agreement, true and complete copies of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), and true and complete copies of its Significant Subsidiaries’ Organizational Documents, in each case, as amended, restated or amended and restated through the date hereof.  The Organizational Documents of the Company and its Subsidiaries are in full force and effect, and the Company is not in material violation of any of their provisions.  Section 3.1(b) of the Company Disclosure Schedule sets forth a list, true and complete in all material respects, of all Subsidiaries of the Company.

Section 3.2                                    Capital Stock and Indebtedness.

(a)

(i)                                     The authorized capital stock of the Company consists of 57,142,857 shares of Company Common Stock.  As of July 25, 2018, (A) 38,623,859 shares of Company Common Stock were issued and outstanding, of which 1,040 shares were Company Restricted Shares, (B) 74,510 shares of Company Common Stock were held in the treasury of the Company, (C) 1,626,229 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (D) 1,875,734 shares were subject to Company RSU Awards, (E) 712,166 shares were subject to Company PSU Awards (assuming achievement of the applicable performance goals at the target level), (F) 215,091 shares were subject to Company DSU Awards, (G) 7,679,595 shares reserved for issuance in respect of awards authorized but not yet issued under any Company Stock Plan and (H) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

(ii)                                  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  Except as set forth in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company is a party (A) obligating the Company to (I) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (II) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company or (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (B) granting any preemptive or antidilutive rights with respect to any security issued by the Company.

(b)                                 No Subsidiary of the Company owns any shares of capital stock of the Company.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.  Since July 24, 2018 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, vesting or settlement of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

(c)                                  Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete listing of all outstanding Company Equity Awards as of the close of business on July 24, 2018, setting forth the number of shares of Company Common Stock subject to each Company Equity Award (assuming target performance, in the case of Company PSU Awards) and the holder, grant date and exercise price with respect to each Company Equity Award, as applicable.  All Company Equity Awards have been issued under the Company Stock Plans.

(d)                                 The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights in favor of any Person other than the Company or a Subsidiary of the Company.  Except for equity interests in the Company’s Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person) other than (i) equity interests in a publicly traded company or other entity held for investment by the Company or any of its Subsidiaries and consisting of less than one percent of the outstanding capital stock of such company or other entity and (ii) equity interests that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.

Section 3.3                                    Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)                                 The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement, including the Merger.  The execution, delivery and performance by SUPERVALU and SUPERVALU Enterprises of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by the boards of directors of each of SUPERVALU and SUPERVALU Enterprises and, except for the Company Stockholder Approval (assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of SUPERVALU or SUPERVALU Enterprises or vote of the Company’s stockholders are necessary to authorize the consummation of the Merger.  The boards of directors of SUPERVALU and SUPERVALU Enterprises have each unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), (ii) declared it advisable to enter into this Agreement, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s stockholders, (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement and (v) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof.

(b)                                 This Agreement has been duly and validly executed and delivered by SUPERVALU and SUPERVALU Enterprises and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of SUPERVALU and SUPERVALU Enterprises and is enforceable against SUPERVALU and SUPERVALU Enterprises in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(c)                                  Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”) and any amendments or supplements thereto, (iii) the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), (iv) the rules and regulations of the New York Stock Exchange, (v) the Hart-

Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (vi) any applicable non-U.S. Antitrust Laws (collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.2(b), no authorization, consent, order, or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained by the Company under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

(d)                                 The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, modifications or accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (ii) conflict with or result in any violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

Section 3.4                                    Reports and Financial Statements.

(a)                                 The Company has timely filed or furnished all forms, documents, certifications and reports required to be filed or furnished by it with the SEC since the Applicable Date (including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto and the forms, documents, certifications and reports filed with or furnished to the SEC by the Company subsequent to the date of this Agreement, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto, collectively, the “Company SEC Documents”).  As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects, or if not yet filed or furnished, will comply in all material respects with, the applicable requirements of the U.S. Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the Company SEC Documents did not, and any Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is, or at any time since the Applicable Date has been, required to file any forms, reports or other documents with the SEC.  To the knowledge of the Company, as of the date of this Agreement there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects, or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, that will not be material in amount or effect) and (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a materially consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5                                    Internal Controls and Procedures.

(a)                                 The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 and 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)                                 The Company maintains internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)                                  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended February 24, 2018, and such assessment concluded that such controls were effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of February 24, 2018.

(d)                                 Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting relating to the period covered by such evaluation that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegations of fraud relating to the period covered by such evaluation that involve senior management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors or the audit committee of the Company Board of Directors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6                                    No Undisclosed Liabilities.  There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended February 24, 2018 (including any notes thereto), (ii) Liabilities arising in connection with the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course of business since February 24, 2018 (other than any Liabilities due to a breach of a Contract or a violation of Law), (iv) Liabilities that have been discharged or paid in full in the ordinary course of business and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7                                    Compliance with Law; Permits.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Entities (collectively, “Laws” and each, a “Law”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law.

(b)                                 The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) the Company and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, qualifications and registrations and orders of all applicable Governmental Entities, and (y) have filed all tariffs, reports, notices and other documents with all Governmental Entities, in the case of each of the foregoing clauses (x) and (y) necessary or advisable for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the foregoing clauses (x) and (y), collectively, the “Company Permits”) and (z) have paid all fees and assessments due and payable in connection therewith.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, (ii) all Company Permits are, to the knowledge of the Company, not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof, (iii) the Company and its Subsidiaries are in compliance with the terms and requirements of all such Company Permits and (iv) to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened or pending.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries, or to the knowledge of the Company, any director, officer, other employee or agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly:  (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdiction in which the Company and its Subsidiaries operate and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries (collectively, the “Other Anti-Bribery Laws”); (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made, promised or authorized any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, or to obtain special concessions for the Company or any of its Subsidiaries.  The Company and its Subsidiaries have instituted policies and procedures designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and, during the prior five-year period, have maintained such policies and procedures in full force and effect, in each case in all material respects.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries, or to the knowledge of the Company, no director, officer, other employee or agent of the Company or any of its Subsidiaries, (i) is a Sanctioned Person, (ii) has in the past five years engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries, except pursuant to a license from the United States, or (iii) has in the past five years violated, or engaged in any conduct sanctionable under, any Sanctions Law, or to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.  During the prior five-year period, the Company and its Subsidiaries have instituted policies and procedures designed to ensure compliance with the Sanctions Laws and have maintained such policies and procedures in full force and effect, in each case in all material respects.

(f)                                   Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of environmental, Tax, employee benefits or labor matters.

Section 3.8                                    Environmental Laws and Regulations.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) there has been no Release of Hazardous Materials at any real property owned by the Company and its Subsidiaries (“Company Owned Real Property”) or, to the knowledge of the Company, at any real property that the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy pursuant to a lease, sublease or similar agreement (such property subject to a lease, sublease or similar agreement, collectively, the “Company Leased Real Property”) that would reasonably be expected to give rise to any Liability to the Company or any of its Subsidiaries, (b) there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries as a result of any operations or activities of the Company or any of its Subsidiaries that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (c) to the Company’s knowledge, no Hazardous Materials are present at, on, in or under any property owned or leased by the Company or its Subsidiaries that would reasonably be expected to result in Liabilities under applicable Environmental Laws, (d) none of the Company or any of its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any Person that would reasonably be expected to result in Liabilities to the Company or any of its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases, (e) since the Applicable Date, the Company and its Subsidiaries have been in compliance with all applicable Environmental Laws and (f) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging Liability or non-compliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Company Permit required by applicable Environmental Law in connection with the ownership or operation of their respective businesses.

Section 3.9                                    Employee Benefit Plans.

(a)                                 Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan.  The Company has made available to Parent true and complete copies of (i) each material Company Benefit Plan (or, if a copy is unavailable, a summary plan description), (ii) each trust, annuity or other funding contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (v) the most recently received IRS determination letter or opinion and (vi) all material written correspondence to or from any Governmental Entity received in the last year with respect to any Company Benefit Plan.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) each Company Benefit Plan (including any related trusts) has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan by applicable Law during the three-year period immediately preceding the date hereof have been paid or accrued in accordance with GAAP; (iii) each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS; and (iv) there are no pending, or to the knowledge of the Company, threatened claims, actions, investigations or audits (other than routine claims for benefits) against any of the Company Benefit Plans or any trust related thereto.

(c)                                  With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur any liability under Subtitle C or D of Title IV of ERISA that has not been satisfied in full; (iii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate such Company Benefit Plan; (v) to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan; and (vi) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty days’ notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred since the Applicable Date.

(d)                                 None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, in the past five years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), or a welfare or pension plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied.

(e)                                  No Company Benefit Plan provides for any post-employment or post-retirement medical, disability, life insurance or other welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f)                                   Except as expressly provided in this Agreement, the execution of this Agreement or the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay, accrued pension benefit or any other payment under a Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or director under a Company Benefit Plan, (iii) trigger any funding obligation under any Company Benefit Plan or (iv) result in any payment that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

(g)                                  No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees of the Company or any of its Subsidiaries (or any beneficiary or dependent thereof) who reside or work outside of the United States.

Section 3.10                             Absence of Certain Changes or Events.  Since February 24, 2018, there has not been any change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11                             Investigations; Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there is no suit, action, claim, proceeding, arbitration, or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before (or that would be before) or by any Governmental Entity and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries.

Section 3.12                             Company Information.  The information supplied or to be supplied by the Company for inclusion in the Proxy Statement relating to the Company Stockholders’ Meeting will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger (including the Company Stockholders’ Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.13                             Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate, and the Company and each of its Subsidiaries have timely paid all Taxes required to be paid by any of them and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in each case, with respect to matters which are being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, by the Company.

(b)                                 There is no deficiency for any Taxes which has been proposed, asserted or assessed, in each case, in writing, by any Taxing Authority against the Company or any of its

Subsidiaries that has not been paid, withdrawn or settled, or for which adequate reserves have not been established, in accordance with GAAP, by the Company.  There are no audits, suits, proceedings, examinations, investigations or other administrative or judicial proceedings ongoing, pending or, to the knowledge of the Company, threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, in each case, other than in respect of matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, by the Company.

(c)                                  No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary, as applicable, is subject to Tax in such jurisdiction.

(d)                                 There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e)                                  The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the prior two years.

(f)                                   Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement relating to the apportionment, sharing or allocation of any Taxes (other than (x) an agreement or arrangement solely among the Company and/or its Subsidiaries or (y) pursuant to leases, credit agreements, employment agreements, purchase agreements or supply or other commercial agreements or other contracts, agreements or arrangements not primarily relating to Taxes) or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as transferee or successor.

(g)                                  None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b).

Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.13 and, to the extent expressly referring to Code sections, Section 3.9 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.14                             Employment and Labor Matters.

(a)                                 Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each material collective bargaining agreement or other agreement subject to enforcement under Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185, to which the Company or any of its Subsidiaries is a party (each, a “Collective Bargaining Agreement”).  To the knowledge of the Company, as of the date hereof, there are no material activities or proceedings of any individual or group of individuals, including Representatives of any labor organizations or trade unions, to organize any employees of the Company or any of its Subsidiaries.  The Company has made available to Parent true and complete copies of each material Collective Bargaining Agreement.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement:  (i) there is no strike, lockout, slowdown, labor dispute, work stoppage, labor arbitration or labor grievance against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; and (ii) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with the Collective Bargaining Agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, reductions in force and occupational safety and health; and (ii) neither the Company nor any of its Subsidiaries has incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

Section 3.15                             Intellectual Property.

(a)                                 The Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and domain names owned by the Company or any of its Subsidiaries are referred to collectively as the “Company Registered Intellectual Property.”  Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of the material Company Registered Intellectual Property, together with all material Intellectual Property licensed exclusively to the Company or any of its Subsidiaries.  No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, and to the knowledge of the Company, all of the foregoing are valid and enforceable, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 The Company and its Subsidiaries own all rights, titles, and interests, free and clear of all Liens (except for Permitted Liens) to, or otherwise have a valid right to use, all Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) the conduct of the businesses of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of, and has not since the Applicable Date infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person; (ii) to the knowledge of the Company, as of the date hereof, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries; and (iii) as of the date hereof, there is no pending claim or asserted claim in writing (including any “cease and desist” letters or invitations to license) asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have implemented  (i) commercially reasonable measures to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ Trade Secrets and IT Assets (and the information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Assets used by the Company and any of its Subsidiaries perform the functions necessary to carry on the conduct of their respective businesses.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) the Company and its Subsidiaries comply in all material respects with all of their internal policies and procedures and with the Payment Card Industry Data Security Standard, and any other legally binding credit card company and other legal requirements and applicable Laws, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of Sensitive Data and personal information collected, used, or held for use by (or on behalf of) the Company and any of its Subsidiaries; (ii) there are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information or data rights; and (iii) since the Applicable Date, to the knowledge of the Company, there has been no loss or theft of Sensitive Data or personal information of the Company, its Subsidiaries or its customers while such Sensitive Data or personal information is in the possession or control of the Company, its Subsidiaries or third-party vendors.

Section 3.16                             Opinion of Financial Advisor.  The Company Board of Directors has received the opinions of each of Barclays Capital Inc. and Lazard Frères & Co. LLC, dated the date of this Agreement, to the effect that, as of the date of each such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in each such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.17                             Material Contracts.

(a)                                 As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (excluding any Company Benefit Plans):

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)                                  any material Contract that (A) purports to impose any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or that, following the Closing, would purport to materially restrict the ability of Parent or its Subsidiaries to so compete, or that purports to limit in any material respect either the type of business in which the Company or any of its

Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, in each case, excluding for the avoidance of doubt, any deed restrictions and use restrictions in real estate related Contracts, (B) includes “take or pay” requirements or similar provisions obligating the Company or any of its Subsidiaries to obtain a minimum quantity of goods or services from another Person, (C) pursuant to which the Company or any of its Subsidiaries has granted any material pricing discounts in connection with bundling of products or services, sales volume or services levels, in each case, as it relates to a counterparty to such Contract or (D) purports to obligate the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(iii)                               any material Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any of their material assets, rights, businesses or properties, excluding (A) any Contract requiring the sale of inventory in the ordinary course of business and (B) any anti-assignment, change of control or similar provision in any material Contract;

(iv)                              any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Affiliates has agreed not to acquire any material assets or securities of another Person;

(v)                                 any Contract relating to (A) Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $10,000,000 (other than such Indebtedness solely among the Company and/or its Wholly Owned Subsidiaries) and (B) any other swap, option, derivative or other hedging arrangement;

(vi)                              any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of equipment, supplies, merchandise, products, inventory and similar materials in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person that was entered into after the Applicable Date and with any outstanding obligations (including any potential earn-out, deferred or contingent payment obligations, but excluding indemnification and similar obligations) as of the date of this Agreement, in each case with a purchase price for such acquisition or disposition in excess of $10,000,000;

(vii)                           any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, governance or control of any joint venture, partnership, long-term alliance, limited liability company or similar agreement or arrangement, in each case that is material to the Company and its Subsidiaries or in which the Company or any of its Subsidiaries owns more than ten percent voting, economic or other member or partnership interest, or any interest valued at more than $3,000,000 without regard to percentage voting or economic interest, other than any such Contract solely between the Company and its Wholly Owned Subsidiaries or among the Company’s Wholly Owned Subsidiaries;

(viii)                        any supply or rebate Contract with a Company Top Customer;

(ix)                              any supply or rebate Contract with a Company Top Supplier;

(x)                                 any lease, sublease, ground lease, license or similar agreement, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any of the Company Leased Real Property that involved annual payments or consideration in the fiscal year ended February 24, 2018 in excess of $1,000,000; and

(xi)                              any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock of the Company or any of its Subsidiaries or the incurrence of indebtedness for borrowed money or guarantees by the Company or any of its Subsidiaries;

(xii)                           any Contract under which the ultimate contracting party is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract) that involved annual payments or consideration in the fiscal year ended February 24, 2018 in excess of $1,000,000, it being understood that the Company’s and its Subsidiaries’ military Contracts are not covered by this subpart (xii); and

(xiii)                        any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

All contracts of the types referred to in clauses (i) through (xiii) above, excluding any Company Benefit Plans, statements of work, purchase orders and invoices, are referred to herein as “Company Material Contracts.”

(b)                                 A true and complete copy of each Company Material Contract has been made available to Parent.

(c)                                  Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred prior to the date hereof that with notice or the lapse of time or both would constitute a breach or default of or result in the termination of or a right of termination or cancellation under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Subject to the Enforceability Exceptions, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18                             Real Property.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its applicable Subsidiary has good and valid title to all the Company Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) the Company or its applicable Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Company Owned Real Property or any portion thereof and (iii) other than the rights of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property, any portion thereof or any interest therein.

(b)                                 Except  as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its applicable Subsidiary has a valid leasehold interest in the Company Leased Real Property, free and clear of all Liens, except Permitted Liens and, (ii) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Company Leased Real Property or any portion thereof.

(c)                                  Neither the Company nor any applicable Subsidiary has received from any Governmental Entity written notice of or has an expropriation or condemnation proceeding pending or, to the knowledge of the Company, threatened or proposed against any Company Owned Real Property or Company Leased Real Property, nor, to the knowledge of the Company, are there any non-routine public improvements or re-zoning measures proposed or in progress that could result in special assessments against or otherwise adversely affect the Company Owned Real Property, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Section 3.18(d) of the Company Disclosure Schedule contains a true and complete list in all material respects as of the date of this Agreement of (i) all material Company Owned Real Property and material Company Leased Real Property, (ii) an indication of the primary use of each such parcel of Company Owned Real Property and Company Leased Real Property and (iii) a correct street address or such other information as is reasonably necessary to identify each such parcel of Company Owned Real Property and Company Leased Real Property.

Section 3.19                             Regulatory Matters.

(a)                                 The Company and its Subsidiaries hold, and are operating in compliance with, such permits, licenses, franchises, approvals, authorizations, certifications and clearances of the United States Food and Drug Administration (“FDA”), the United States Department of

Agriculture or other Governmental Entity required for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Regulatory Permits”), except where the failure to hold or operate in compliance with the Regulatory Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since the Applicable Date, the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit, in each case except where the failure to so fulfill or perform, or the occurrence of such event, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Since the Applicable Date, neither the Company nor any of its Subsidiaries has caused to be introduced into commerce any food product that is adulterated or misbranded as those terms are used in the Federal Food, Drug and Cosmetic Act, Federal Meat Inspection Act, Poultry Products Inspection Act and Egg Products Inspection Act, nor has the Company or any of its Subsidiaries caused any product already in commerce to become so adulterated or misbranded, except for such instances of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  The Company has not had since the Applicable Date any distribution center subject to a shutdown by a Governmental Entity, nor received since the Applicable Date any Form 483 from the FDA or any statement, notice of inspectional observations, complaint, warning letter or similar document from a Governmental Entity to make changes to the Company’s products held for sale to customers or otherwise alleging that the Company or its Subsidiaries is in violation of any Law regarding the formulation, manufacturing, packing, holding, distributing, labeling, marketing, advertising or sale of any food products, and to the knowledge of the Company, no Governmental Entity is currently investigating the Company or any of its Subsidiaries with regard to the same, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Except for such instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) since the Applicable Date, there have been no recalls of any product manufactured by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries (other than Unified Grocers, Inc. or Associated Grocers of Florida, Inc. and their respective Subsidiaries) pursuant to its specifications, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any Subsidiary, (ii) since June 23, 2017, there have been no recalls of any product manufactured by or, to the knowledge of the Company, on behalf of Unified Grocers, Inc. (“Unified Grocers”) or its Subsidiaries pursuant to its specifications, whether ordered by a Governmental Entity or undertaken voluntarily by Unified Grocers, (iii) since December 8, 2017, there have been no recalls of any product manufactured by or, to the knowledge of the Company, on behalf of Associated Grocers of Florida, Inc. (“AG Florida”) or its Subsidiaries pursuant to its specifications, whether ordered by a Governmental Entity or undertaken voluntarily by AG Florida, and (iv) the Company has not received any written notice from any customer or Governmental Entity in connection with a claim or allegation against the Company or any of its Subsidiaries in connection with any such recall.

Section 3.20                             Customers and Suppliers.

(a)                                 Customers.

(i)                                     Section 3.20(a)(i) of the Company Disclosure Schedule sets forth a true and complete list in all material respects of the top fifteen customers of the Company and its Subsidiaries determined on the basis of gross sales of the Company and its Subsidiaries, taken as a whole, and as described in Section 3.20(a)(i) of the Company Disclosure Schedule, during the fiscal year ended February 24, 2018 (each, a “Company Top Customer”).

(ii)                                  Since the Applicable Date to the date of this Agreement, (A) no Company Top Customer has reduced its purchase of products or services from the Company or its Subsidiaries by more than $10,000,000 in any fiscal year of the Company as compared to the prior fiscal year of the Company, (B) no Company Top Customer has notified the Company in writing that it intends to initiate or effect any such reduction, and (C) there has been no suspension or termination of, nor does the Company have knowledge of, a material adverse change to the business relationship of the Company or any of its Subsidiaries and any Company Top Customer.

(b)                                 Suppliers.

(i)                                     Section 3.20(b)(i) of the Company Disclosure Schedule sets forth a true and complete list in all material respects of the top fifteen suppliers of the Company and its Subsidiaries determined on the basis of gross sales to the Company and its Subsidiaries, taken as a whole, during the fiscal year ended February 24, 2018 (each, a “Company Top Supplier”).

(c)                                  Since the Applicable Date to the date of this Agreement, (A) no Company Top Supplier has notified the Company in writing that it intends to initiate or effect any material reduction in its supply of products or services to the Company or its Subsidiaries, and (B) there has been no suspension or termination of, nor does the Company have knowledge of, material adverse change to the business relationship of the Company or any of its Subsidiaries and any Company Top Supplier.

Section 3.21                             Insurance.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Insurance Policies maintained by the Company or any of its Subsidiaries provide coverage in character and amount as is customary for the industries in which the Company and its Subsidiaries operate, and each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, no notice of suspension or cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due.  The Company has made available to Parent true and complete copies or summary descriptions of the material Insurance Policies as of the date of this Agreement (as the case may be).

Section 3.22                             Finders or Brokers.  Except for Barclays Capital Inc. and Lazard Frères & Co. LLC, whose fees and/or commissions will be paid and expenses reimbursed by the

Company, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23                             State Takeover Statutes.  Assuming the accuracy of the Parent’s and Merger Sub’s representations and warranties set forth in Section 4.8, no Takeover Statute is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  Assuming the accuracy of the Parent’s and Merger Sub’s representations and warranties set forth in Section 4.8, the Company Board of Directors has taken all actions necessary to render all potentially applicable Takeover Statutes and provisions of the Company Organizational Documents inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.24                             No Other Representations.  Except for the representations and warranties contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes, and the Company has not relied upon, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and none of Parent, Merger Sub or any of their respective Subsidiaries shall have any liability with respect to any use of any such information, estimates, projections, predictions or other forward-looking information.  The Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub have made any representations and warranties other than those that are expressly set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by Parent on or after the Applicable Date and prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or in any other section to the extent they are cautionary, predictive or forward-looking in nature) or (b) as disclosed in the confidential disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1                                    Organization.

(a)                                 Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2                                    Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)                                 Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger and the Financing, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action or proceedings on the part of either Parent or Merger Sub, or other vote of Parent’s or Merger Sub’s stockholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing.  The Board of Directors of Parent has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent’s stockholders, (ii) approved this Agreement and the Merger and (iii) determined that Parent, as Merger Sub’s sole stockholder, shall adopt this Agreement.  The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and Parent, as Merger Sub’s sole stockholder, (ii) approved this Agreement and the Merger and (iii) resolved to recommend that Parent, as Merger Sub’s sole stockholder, adopt this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b)                                 Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Financing, except for such authorizations, consents, orders, approvals, registrations, declarations, notices and filings that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, including the Merger and the Financing, and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit or license binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, modifications or accelerations or Liens as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent Organizational Document, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3                                    RESERVED.

Section 4.4                                    Parent and Merger Sub Information.  The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.5                                    Finders or Brokers.  Except for Goldman, Sachs & Co. LLC and Foros Securities LLC, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.6                                    Financing; Solvency.

(a)                                 Parent has delivered to the Company true, complete and correct copies of the fully executed commitment letter, together with any related fee letters (in the case of the fee letters, redacted only for confidential provisions related to fees, flex terms and other economic terms, none of which adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing contemplated thereby in any respect), dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, the “Commitment Letter”), by and among Parent and Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the “Financing Sources”), providing for debt financing as described therein (the “Financing”), pursuant to which, upon the terms and subject only to the conditions set forth therein, the Financing Sources party thereto have agreed to provide the amounts set forth therein, for the purpose of paying the Merger Amounts.

(b)                                 As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Exceptions).  As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing contemplated by the Commitment Letter, other than the conditions precedent expressly set forth in the Commitment Letter (such conditions precedent, the “Financing Conditions”).  Any action taken or committed to be taken pursuant to Section 5.6 shall not affect the funding of the full amount of the Financing contemplated by the Commitment Letter.

(c)                                  As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto.

(d)                                 As of the date of this Agreement, assuming that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied on or prior to the Closing Date, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letter will not be available to Parent on the Closing Date.

(e)                                  As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letter and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letter.

(f)                                   As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to the Commitment Letter or any portion of the Financing to which Parent or any of its Affiliates is a party that could adversely affect the amount or availability of the Financing contemplated by the Commitment Letter in any respect, other than those set forth in the Commitment Letter.

(g)                                  Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letter to be paid on or prior to the date of this Agreement.

(h)                                 Regardless of any actions taken or committed to be taken by Parent or its Subsidiaries pursuant to Section 5.6, assuming the net proceeds contemplated from the Financing are funded, Parent will have at and as of the Closing Date sufficient available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”).  As of the date of this Agreement, Parent has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date.  In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(i)                                     Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), in each case, regardless of any actions taken or committed to be taken by Parent or its Subsidiaries pursuant to Section 5.6, but assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (i) Parent and its Subsidiaries, taken as a whole, will not have incurred Indebtedness beyond their ability to pay such Indebtedness as they mature or become due, (ii) the then present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable Liabilities (including the probable amount of all contingent Liabilities) and Indebtedness as it becomes absolute or matured, (iii) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their probable Liabilities (including the probable amount of all contingent Liabilities) and Indebtedness and (iv) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.

Section 4.7                                    Merger Sub.  Merger Sub is a Wholly Owned Subsidiary of Parent.  As at the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value of $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a Wholly Owned Subsidiary of Parent.  There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.  Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not, have carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8                                    Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries is the beneficial owner, directly or indirectly, of any of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.  As of July 25, 2018, neither Parent nor any of its Subsidiaries has any agreement, arrangement or understanding with any holder of 1% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

Section 4.9                                    No Vote of Parent Stockholders.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger and the Financing.

Section 4.10                             No Other Representations.  Except for the representations and warranties contained in Article III, Parent and Merger Sub agree and acknowledge that none of the Company or any Person on behalf of the Company makes, and neither Parent nor Merger Sub have relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and none of the Company or any of its Subsidiaries shall have any liability with respect to any use of any such information, estimates, projections, predictions or other forward-looking information.  Each of Parent and Merger Sub agrees and acknowledges that none of the Company or any Person on behalf of the Company has made any representations and warranties other than those that are expressly set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1                                    Conduct of Business.

(a)                                 During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries to, subject to compliance with the other restrictions in this Section 5.1, (A) use their commercially reasonable efforts to conduct its business in all material respects in the ordinary course, (B) to the extent consistent therewith and subject to compliance with the other restrictions in this Section 5.1, use its commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization, assets and key business relationships with customers and suppliers, Governmental Entities, licensors, licensees, distributors, creditors and lessors and (C) to the extent consistent with clause (A), keep available the services of the Company’s and its Subsidiaries’ present officers, employees and agents; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) or Section 5.1(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b) or Section 5.1(c).

(b)                                 During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause each of its Subsidiaries not to:

(A)                               amend its Organizational Documents or otherwise take any action to exempt any Person from any provision of its Organizational Documents, except, in the case of any Subsidiaries of the Company, as would not adversely affect or delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(B)                               split, combine or reclassify any of its capital stock, voting securities or other equity interests;

(C)                               make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid or any other distribution by any of the Subsidiaries of the Company solely to the Company or any of its Wholly Owned Subsidiaries, (2) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options in accordance with their terms and, as applicable, the Company Stock Plans, or (3) the acceptance of shares of Company Common Stock, or withholding of shares of Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards in accordance with their terms and, as applicable, the Company Stock Plans);

(D)                               grant, or amend or otherwise modify the terms of, any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E)                                issue or sell any additional shares of Company capital stock or securities convertible or exchangeable into, or exercisable for, any shares of Company capital stock or any options, warrants or other rights of any kind to acquire any shares of Company capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards in accordance with their terms or in transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, or enter into any agreement, understanding or arrangement with respect to the sale or voting of Company capital stock or equity interests;

(F)                                 adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, other than the Merger and other than any mergers or consolidations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(G)                               incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any Indebtedness for borrowed money among the Company and/or its Wholly Owned Subsidiaries or among Wholly Owned Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Wholly Owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Wholly Owned Subsidiaries, which Indebtedness is incurred in compliance with this clause (G) or is outstanding on the date hereof, (3) Indebtedness incurred pursuant to agreements made available to Parent prior to the execution of this Agreement as in effect on the date of this Agreement, (4) extensions of credit terms to customers or vendors in the ordinary course of business, (5) Indebtedness for borrowed money incurred in replacement of existing Indebtedness for borrowed money, which replacement Indebtedness for borrowed money is redeemable or prepayable upon consummation of the Merger without additional premium or penalty (other than customary LIBOR breakage amounts) compared to the replaced existing Indebtedness and that would not reasonably be expected, after consulting with Parent, to adversely impact the Financing in any material respect, (6) modifications to the terms of any Indebtedness for borrowed money that in the Company’s good faith judgment are necessary or advisable in connection with the Pre-Closing Reorganization, so long as (x) after giving effect to each such modification, such Indebtedness is redeemable or prepayable upon consummation of the Merger without additional premium or penalty compared to the modified existing Indebtedness for borrowed money and (y) such modification would not reasonably be expected, after consulting with Parent, to adversely impact the Financing in any material respect and (7) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $2,000,000 in aggregate principal amount outstanding at any one time;

(H)                              enter into any Contract which would be considered, if entered into prior to the date hereof, (I) a Company Material Contract under Section 3.17(a)(ii), (iii), (iv), (vi), (vii), (x), (xi), (xii) or (xiii) or (II) any other Company Material Contract other than in the ordinary course of business (including in the cases of clauses (I) and (II), any Contract that would be a Company Material Contract if dollar thresholds in Section 3.17(a) based in reference to February 24, 2018 were read as applying to the first 12 months of such Contract) or (2) amend, modify, terminate or renew (x) any Company Material Contract under Section 3.17(a)(ii), (iii), (iv), (vi), (vii), (xi), (xii) or (xiii) or (y) any other Company Material Contract except in the ordinary course of business, or (3) cancel, modify or waive any material debts or claims held by it or waive any material rights under any such Company Material Contract;

(I)                                   except as otherwise permitted or required by this Agreement or for transactions solely between or among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness for borrowed money of the Company or any Subsidiary other than (1) Indebtedness under the ABL Agreement, (2) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of Indebtedness made within 90 days of the same becoming due and (3) consistent with the financing of accounts payable in the ordinary course of business;

(J)                                   sell, transfer, mortgage, encumber, subject to any Lien or otherwise dispose of any of its properties or assets having a value in excess of $1,000,000 individually or $3,000,000 in the aggregate to any Person (other than (1) to the Company or a Wholly Owned Subsidiary of the Company, (2) pursuant to Contracts in effect on the date of this Agreement made available to Parent, (3) sales of equipment, supplies, merchandise, products, inventory and similar materials in the ordinary course of business consistent with past practice, (4) commodity, purchase, sale or hedging agreements that can be terminated upon 60 days or less notice without penalty or (5) sales and lease terminations or assignments of excess or unused real estate in respect of the Company’s retail business);

(K)                               except as set forth in the Company’s capital budgets set forth in Section 5.1(b)(K) of the Company Disclosure Schedule, make or authorize any capital expenditure (whether pursuant to a new capital expenditure or an acceleration or modification of an existing capital expenditure) in excess of $3,000,000 in the aggregate during any twelve-month period;

(L)                                acquire any assets (other than acquisitions of assets in the ordinary course of business) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a Wholly Owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a Wholly Owned Subsidiary of the Company, if such acquisition or investment (x) is in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(M)                            except as required by any Collective Bargaining Agreement or the terms of any Company Benefit Plan in effect as of the date hereof, (1) establish, adopt, materially amend or terminate any Company Benefit Plan (or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement), (2) increase the compensation, director fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any director or employee of the Company or its Subsidiaries, except increases in annual salary, wage rate (and corresponding changes in bonus opportunity and severance-level eligibility) in the ordinary course of business for employees with an annual salary or wage rate of less than $225,000, (3) accelerate any rights, benefits, vesting or lapsing restrictions under any Company Benefit Plan, (4) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (5) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or the IRS, (6) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any director or executive officer of the Company, or (7) hire any new employee at the vice president level or above (other than to replace employees at the vice president level);

(N)                               except as expressly provided for by Section 5.10, amend, modify, terminate, cancel or let lapse a material insurance policy (or reinsurance policy) or self-insurance program of the Company or its Subsidiaries in effect as of the date hereof, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;

(O)                               except as required by any Collective Bargaining Agreement, become a party to, establish, adopt, materially amend, or amend any agreement to change the contribution obligation to a Multiemployer Plan or multiemployer welfare plan set forth in, commence participation in or terminate any Collective Bargaining Agreement or other agreement with a labor union, works council or similar organization;

(P)                                 other than with respect to transaction litigation, which shall be governed by Section 5.14, or any negotiations and proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 2.1(b), or any claims, actions, suits, proceedings or investigations related to risk matters (including AmTrust managed claims (provided that the Company shall inform Parent with respect to such claims from time to time if settlement or compromise of such claims exceeds the threshold set forth below in this Section 5.1(b)(iv)(P)), settle or compromise any claim, action, suit, proceeding or investigation in excess of an amount of $500,000 individually or $2,000,000 in the aggregate, or which would reasonably be expected to (1) prevent or materially impair the consummation of the transactions contemplated by this Agreement, including the Merger or (2) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries;

(Q)                               implement or adopt any change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable Law or any interpretation or enforcement thereof;

(R)                               other than in the ordinary course of business or consistent with past practice, (1) make, change or revoke any material Tax election, (2) change any material method of Tax accounting or Tax accounting period, (3) file any amended Tax Return with respect to any material Tax, (4) settle or compromise any material Tax proceeding or enter into any closing agreement relating to any Tax for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by the Company, or (5) surrender any right to claim a material Tax refund (it being agreed and understood that none of clauses (A) through (Q) nor (S) through (U) (except insofar as clause (U) relates to this clause (R)) shall apply to Tax compliance matters);

(S)                                 amend any Privacy Policies without providing the required notice thereof or change the operation or security of any IT Assets used in their businesses in a manner that would make such Privacy Policies, operations or security substantially less protective to the Company and its Subsidiaries;

(T)                                grant, extend or waive any material rights in or to, or sell, assign, lease, transfer, let lapse, abandon or otherwise dispose of, any material Intellectual Property owned by the Company or any of its Subsidiaries, other than entry into non-exclusive licenses and franchises in the ordinary course of business; or

(U)                               agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).

(c)                                  In addition to the limitations in this Section 5.1, the Company shall not (i) enter into or commit to any transaction to divest retail business assets or equity interests of its Subsidiaries holding retail business assets (whether as part of the Pre-Closing Reorganization or otherwise) or (ii) wind-down retail businesses by closing store locations (a “Retail Change”), unless the material terms of any such Retail Change have been approved in advance by Parent in writing, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that (A) any withholding, conditioning or delaying of Parent’s approval that would reasonably be expected to prevent or impede the Company from completing the Pre-Closing Reorganization on or before February 23, 2019 shall be considered unreasonable; provided, that this clause (A) shall not apply to any Retail Change with respect to retail business assets or store locations comprising the Company’s Cub banner (other than a Specified Transaction) and (B) Parent’s prior written consent shall not be required with respect to any Retail Change that is a Specified Transaction.  Notwithstanding anything to the contrary in this Section 5.1, the Company and its Subsidiaries may take any other actions as are necessary or advisable in connection with the completion of the Pre-Closing Reorganization (and to achieve its intended Tax treatment); provided, that (i) the Company and its Subsidiaries shall not, without the prior written consent of Parent, implement the Holding Company Merger prior to November 25, 2018 unless Parent has not incurred, and does not reasonably expect to incur, more than $10,000,000 in the aggregate in out-of-pocket costs and expenses related to Indebtedness of the Company in connection with the Holding Company Merger, and (ii) prior to December 26, 2018, the Company and its Subsidiaries shall not, without the prior written consent of Parent, implement as part of the Pre-Closing Reorganization any distribution that is expected to result in the recognition (for the absence of doubt, whether deferred or otherwise) for U.S. federal income tax purposes of any material gain or loss by the Company or any of its Subsidiaries (as a result of any intercompany transaction within the meaning of Treas. Regs. § 1.1502-13).  From and following the date hereof, the Company shall keep Parent and its representatives reasonably informed with respect to the material steps in the implementation and overall progress of (A) the Pre-Closing Reorganization and (B) any Retail Change, and shall consider in good faith Parent’s views thereon and cooperate to seek the implementation of such views as to material terms of any Retail Change other than a Specified Transaction.

(d)                                 During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall not, and shall cause its Affiliates to not, (i) knowingly take any action that would prevent, materially delay or materially impede the consummation of the Financing, (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such an acquisition or purchase or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or any of its Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (B) materially increase the risk of any Governmental Entity entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby or (iii) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent to otherwise perform its covenants and agreements under this Agreement or of Parent or any of its Affiliates to consummate the transactions contemplated hereby.

(e)                                  Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time.

Section 5.2                                    Access.

(a)                                 For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Subsidiaries, and its and their employees, accountants, consultants, legal counsel, financial advisors and agents and other third-party representatives, reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, to its and its Subsidiaries’ personnel, properties, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request.  Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company or the Merger or other confidential or competitively sensitive information; provided that the Company and Parent shall reasonably cooperate to minimize such restrictions and permit such access and the furnishing of such documents, correspondence or information in a manner to remove the basis for the objection, including by compliance with the procedures set forth in the Confidentiality Agreement.  All access pursuant to this Section 5.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the General Counsel of the Company or a designee thereof.  Parent and its Representatives shall not otherwise initiate communications with any employees of the Company or its Affiliates regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Notwithstanding anything to the contrary contained in this Section 5.2, none of the Company or any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the Company’s and its legal counsel’s reasonable judgment, (i) jeopardize the attorney-client privilege of such the Company or any of its Subsidiaries or (ii) result in (A) a violation of any Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) the breach of any contractual confidentiality obligations in any Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, however, that in such instances the Company shall inform the Parent of the general nature of the information being withheld and, upon the Parent request, reasonably cooperate with the Parent to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii), including by reasonably cooperating to take such actions and implement appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such documents, correspondence or information in a manner to remove the basis for the objection, including by compliance with the procedures set forth in the Confidentiality Agreement, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by the foregoing clause (ii)(B), seeking a waiver with respect to or consent under such contractual confidentiality obligations.  Notwithstanding anything to the contrary contained in this Section 5.2, prior to the Effective Time, Parent and its Representatives shall not conduct any sampling of soil, sediment, surface water, groundwater or building material at, on, under or within any of the Company Owned Real Property or the Company Leased Real Property or any store, facility or warehouse located thereon.

(c)                                  The Parties hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of May 16, 2018, between the Company and Parent, and the Clean Team Confidentiality Agreement, dated as of May 8, 2018 (together, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 5.3                                    No Solicitation.

(a)                                 Except as permitted by this Section 5.3, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees and agents to not, and shall direct each of its financial advisors, investment bankers, attorneys, accountants and other third-party representatives (collectively, “Representatives”) to not, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, proposal, offer or Company Takeover Proposal, to ascertain facts from the Person making such inquiry, proposal, offer or Company Takeover Proposal for the sole purpose of the Company Board of Directors informing itself about such inquiry, proposal, offer or Company Takeover Proposal and the Person that made it and to refer such Person to this Section 5.3), or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a Company Takeover Proposal, (D) provide any non-public information or data concerning the Company or its Subsidiaries or access to the Company or its Subsidiaries’ properties, books and records to any Person in connection with any Company Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal or (E) agree, authorize or commit to do any of the foregoing.

(b)                                 The Company shall, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees and agents to, and shall direct each of its Representatives to, (i) immediately cease any discussions or negotiations with any Persons (other than Parent and Merger Sub and their Representatives) that may be ongoing with respect to a Company Takeover Proposal or proposal that would reasonably be expected to lead to a Company Takeover Proposal and (ii) promptly (but in any event within 48 hours of the execution and delivery of this Agreement) terminate any physical and electronic data or other diligence access previously granted to each Person that has executed a confidentiality agreement during the 12 months prior to the date of this Agreement in connection with its consideration of making a Company Takeover Proposal.

(c)                                  Notwithstanding anything to the contrary contained in Section 5.3(a) or (b), if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company receives an inquiry, proposal, offer or Company Takeover Proposal from any Person that did not result from a Willful Breach of Section 5.3(a), and if the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such inquiry, proposal, offer or Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to such Person and its Representatives; provided that the Company shall substantially concurrently with the delivery to such Person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with such Person and its Representatives regarding such inquiry, proposal, offer or Company Takeover Proposal.  The Company shall promptly (and in any event within 24 hours) notify Parent in writing if the Company takes any of the actions in clauses (i) and (ii) above.

(d)                                 The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any offer, proposal or inquiry relating to the Company or its Subsidiaries that contemplates a Company Takeover Proposal, including the material terms and conditions thereof.  The Company shall keep Parent reasonably informed, on a reasonably current basis (but in no event shall the Company be required to do so more often than once every 24 hours), as to the status of (including any material developments) such Company Takeover Proposal.  The Company will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(e)                                  Except as expressly permitted by this Section 5.3, the Company Board of Directors shall not (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Company, a Company Takeover Proposal or (D) fail to recommend, within ten Business Days after the commencement of such Company Takeover Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), against acceptance of such tender offer or exchange offer by its stockholders (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment, agreement in principle or similar agreement with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”) or publicly propose or agree to do any of the foregoing.  Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to receipt of the Company Stockholder Approval, the Company Board of Directors may make a Company Adverse Recommendation Change if (1) such action is taken in response to an Intervening Event and (2) prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Company Adverse Recommendation Change, (x) the Company has given Parent at least two Business Days prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, and (y) upon the end of such notice period, the Company Board of Directors shall have considered any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with outside legal counsel, that the failure to make a Company Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)                                   Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, if the Company Board of Directors has determined in good faith, after consultation with financial advisors and outside legal counsel, that a written Company Takeover Proposal made after the date hereof that did not result from a Willful Breach of Section 5.3(a) constitutes a Company Superior Proposal, the Company Board of Directors may, subject to compliance with this Section 5.3(f), (x) make a Company Adverse Recommendation Change and/or (y) cause the Company to terminate this Agreement in accordance with Section 7.1(h) in order to enter into a definitive agreement relating to such Company Superior Proposal, subject to paying the Company Termination Fee, which shall be paid prior to or concurrently with such termination in accordance with Section 7.3; provided, however, that prior to so making a Company Adverse Recommendation Change and/or terminating this Agreement pursuant to this Section 5.3(f), (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, including the material terms and conditions of any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements, (B) at the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and any other information offered by Parent in response to such notice contemplated by clause (A) of this proviso prior to the end of such notice period, and shall have determined, after consultation with its financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall be only two Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.3(f) anew with respect to such additional notice, including clauses (A) through (C) above of this proviso.

(g)                                  Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that in the case of a disclosure described in the foregoing clause (i) that is not of a type described in the foregoing clause (ii), if any such communication does not reaffirm the Company Recommendation in such disclosure or communication or has the effect of withdrawing, qualifying or modifying the Company Recommendation in a manner adverse to Parent, such disclosure or communication shall constitute a Company Adverse Recommendation Change.

(h)                                 From the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not terminate, amend or otherwise modify or waive any provision of any “standstill” or similar provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party with respect to a transaction comparable to the Merger; provided that the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the

Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

Section 5.4                                    Filings; Other Actions.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, but in any event within twenty Business Days after the date of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”).  Parent shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent, Merger Sub and their Representatives that is required in connection with the preparation of the Proxy Statement.

(b)                                 The Company shall (i) provide Parent, its outside legal counsel and its other Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders’ Meeting prior to filing, furnishing or delivering such documents with the applicable Governmental Entity and dissemination of such documents to the Company’s stockholders and (ii) in the Company’s reasonable discretion, after consultation with Parent, include in the Proxy Statement and such other documents and communications related to the Company Stockholders’ Meeting all comments reasonably proposed by Parent, its outside legal counsel and its other Representatives, and the Company agrees that all information relating to Parent, its Affiliates, the Financing Sources and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably; provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to any Company Takeover Proposal, inquiry, proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal, or Company Adverse Recommendation Change.

(c)                                  The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with true and complete copies or, if oral, summary descriptions, of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement and provide Parent, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any planned discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement); provided, that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to any Company Takeover Proposal, inquiry, proposal or offer that could reasonably be expected to lead to or contemplates a Company Takeover Proposal or Company Adverse Recommendation Change.  The Company shall, subject to the requirements of Section 5.4(b), respond promptly to any comments from the SEC or the staff of the SEC to the Proxy Statement.  If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement.

(d)                                 Subject to Section 5.3(f) and Section 5.4(e), the Company shall take all action necessary in accordance with applicable Law and the Company’s Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) as soon as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders (but in any event within sixty days after the date the SEC staff advises that it has no further comments thereon or that the Company may file and commence mailing of the definitive Proxy Statement (and if such day is not a Business Day, on the first Business Day subsequent to such day)).  Subject to Section 5.3 or this Section 5.4, unless the Company shall have made a Company Adverse Recommendation Change, the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting (including by soliciting proxies in favor of the adoption of the Merger and this Agreement).

(e)                                  The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders.  The Company may from time to time adjourn or postpone the Company Stockholders’ Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) (the “Original Date”) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained (provided that any adjournment or postponement pursuant to this clause (iii) shall not exceed 10 Business Days in connection with any one postponement or adjournment or more than an aggregate of 20 Business Days from the Original Date, unless the Company shall have received the prior written consent of Parent; provided, further, that in no event may the Company Stockholders’ Meeting be adjourned or postponed under this clause (iii) beyond the third Business Day prior to the Original End Date) or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  During any such period of adjournment or postponement, the

Company shall continue in all respects to comply with its obligations under Section 5.3 and this Section 5.4.

(f)                                   Once the Company has established a record date for the Company Stockholders’ Meeting, the Company may not change such record date or establish a different record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.5                                    Employee Matters.

(a)                                 During the period commencing at the Effective Time and ending on the later of the first anniversary of the Closing Date and December 31, 2019, Parent shall provide, or shall cause the Surviving Company to provide, to the employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Effective Time (collectively, the “Continuing Employees”):  (i) an annual base salary or wage rate and target and maximum short-term incentive compensation opportunities that are no less favorable, in each case, than those provided to each such Continuing Employee immediately prior to the Effective Time; and (ii) pension (including both defined benefit and defined contribution plans) and welfare benefits that are no less favorable in the aggregate than the pension and welfare benefits provided to similarly situated employees of Parent.   With respect to the annual equity awards to be granted in September of 2019 by Parent, Parent shall cause Continuing Employees who remain employed by the Surviving Company or an Affiliate at the time Parent makes its long-term incentive compensation grants at such time to be at target long-term incentive compensation amounts no less than those that would be received by similarly situated employees of Parent; provided that the type of equity grants (and whether such awards will be cash or equity based) shall be at the sole discretion of Parent and the target grant date fair value of such grant shall be increased pro-rata to reflect the period of time between February 23, 2019 and July 31, 2019, which prorated amount only shall be calculated and determined based on the target long-term incentive compensation grant date fair value of the annual long-term incentive equity grants such Continuing Employees had most recently received from the Company.   Without limiting the immediately preceding sentence, Parent shall, or shall cause the Surviving Company or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Closing Date with severance benefits equal to the greater of (A) the severance benefits to which such Continuing Employee is entitled to immediately prior to the Effective Time under the individual agreements or severance plans or policies of the Company set forth in Section 3.9(a) of the Company Disclosure Schedule, and (B) the severance benefits for which such Continuing Employee would be eligible under the severance plans or policies of Parent or its Affiliates, in each case, determined (1) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (2) after taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries.

(b)                                 Following the Closing Date, Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Continuing Employees are eligible to participate following the Closing Date (collectively, the “Parent

Plans”) to recognize the service of each Continuing Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and level of benefits under such Parent Plans; provided that such recognition of service shall not (i) apply for purposes of benefit accrual under any Parent Plan that is a defined benefit retirement plan, or (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service.  With respect to any Parent Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) credit each Continuing Employee for any co-payments or deductibles incurred by such Continuing Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Parent Plan.  Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c)                                  Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(d)                                 Immediately prior to the Effective Time, the Company may pay to any employee of the Company or its Subsidiaries who participates in an annual bonus plan for the Company’s fiscal year in which the Effective Time occurs, a prorated bonus for the portion of such fiscal year that has elapsed through the Closing Date, which such bonus shall be calculated based on target performance.

(e)                                  Nothing in this Agreement shall confer upon any employee of the Company or its Subsidiaries or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or, subject to Section 5.5(a) hereof, shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any employee of the Company or its Subsidiaries at any time for any reason whatsoever, with or without cause.  The terms of this Agreement shall not be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date.  Without limiting Section 8.13, nothing in this Section 5.5 shall create any third-party beneficiary rights in any employee of the Company or its Subsidiaries, any current or former service provider of the Company or its Affiliates, or any beneficiaries, dependents or collective bargaining representatives thereof.

Section 5.6                                    Regulatory Approvals; Efforts.

(a)                                 Subject to the other terms and conditions of this Section 5.6, prior to the Closing, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under this Agreement and under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notifications required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (which actions shall include furnishing as promptly as practicable all information and documentary material required under the HSR Act, including, if applicable, any voluntary requests for information or Request for Additional Information and Documentation (a “Second Request”) issued by the U.S. Department of Justice or U.S. Federal Trade Commission in connection with the Merger) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Affiliates in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)                                 Subject to the other terms and conditions of this Section 5.6, Parent and the Company shall, and shall cause their respective Affiliates to, each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6.  In that regard, prior to the Closing, each Party to this Agreement shall, and shall cause their respective Affiliates to, promptly (i) consult with the other Parties to this Agreement with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such Party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such Party or Affiliate to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger and (ii) promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication or submission with any such Governmental Entity.  No Party to this Agreement or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat.  Notwithstanding the foregoing, Parent and the Company and their respective Affiliates may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(b) as “Outside Counsel Only Material.”  Such materials and the information contained therein shall be provided or otherwise made available subject to the procedures set forth in the Confidentiality Agreement.  Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual confidentiality arrangements and (iii) as necessary to address reasonable privilege or confidentiality or business secrets concerns; provided that the Company and Parent shall reasonably cooperate to minimize such restrictions and permit access to such materials in a manner to remove the basis for the objection, including by compliance with the procedures set forth in the Confidentiality Agreement.

(c)                                  In furtherance of the provisions of Section 5.6(a), but subject to the other provisions of this Section 5.6, the Company and Parent shall, and shall cause their respective Affiliates to, use reasonable best efforts to make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings, the Company and Parent will, and will cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities.  The Company and Parent shall, and shall cause their respective Affiliates to (if applicable) file their notification and report forms under the HSR Act no later than ten Business Days after the date of this Agreement and in connection therewith, request early termination of the waiting period under the HSR Act.  In the event that the Parties or their Affiliates receive a Second Request, the Parties will, and will cause their respective Affiliates to, use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process.  Notwithstanding anything herein to the contrary, neither Parent nor the Company shall, and Parent and the Company shall cause their respective Affiliates not to, without the other Party’s prior written consent, (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the Merger under the HSR Act or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the Parties not to complete the Merger (or that would otherwise prevent or prohibit the Parties from completing the Merger) after the expiration or termination of the waiting period applicable to the Merger under the HSR Act.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, Parent shall, and shall cause its Affiliates to, in order to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) so as to permit the Closing to occur as promptly as practicable and in any event before the then-applicable End Date, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Affiliates (including the Surviving Company and its Affiliates) and take such action or actions that would in the aggregate have a similar effect, (ii)

create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Affiliates (including the Surviving Company and its Affiliates), and (iii) otherwise take or commit to take any action that would limit Parent’s or its Affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, Parent or their respective Affiliates (including the Surviving Company and its Affiliates) (the actions described in the foregoing clauses (i) through (iii) collectively, “Remedial Actions”); provided that any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects are conditioned upon and become effective only from and after the Effective Time; provided, further, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its Affiliates be required to take any Remedial Action if such Remedial Action, taken together with all other Remedial Actions, would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the consummation of the Merger.  If requested by Parent, the Company will agree to any action contemplated by this Section 5.6; provided that any such agreement or action is conditioned upon and becomes effective only from and after the Effective Time.  Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.  No actions taken pursuant to this Section 5.6 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(e)                                  In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall, and shall cause its respective Affiliates to, use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

Section 5.7                                    Third-Party Consents.  Separate and apart from the obligations set forth in Section 5.6, the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts, and Parent shall and shall cause its Subsidiaries to reasonably cooperate as necessary with the Company and its Subsidiaries, to give and obtain (as the case may be) as promptly as practicable prior to the Closing all notices, acknowledgments, waivers and consents required under any Company Material Contract to which the Company or any of its Subsidiaries is bound other than the Existing Notes and the Credit Agreements, which shall be governed by Section 5.13 (the “Third-Party Consents”) that are necessary or advisable to be obtained in order to consummate the transactions contemplated by this Agreement.  In connection therewith, neither the Company nor any of its Subsidiaries shall be required to (and neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed)) and neither the Parent nor any of its Subsidiaries shall be required to (but Parent or any of its Subsidiaries may, in its sole discretion) (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case, for the purposes of obtaining any Third-Party Consents without the prior consent of Parent.  For the avoidance of doubt, in no event shall the Company’s obligation to comply with this Section 5.7 be construed to make the receipt of any Third-Party Consent in and of itself a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.8                                    Takeover Statutes and Similar Matters.  No Party shall take any action that would cause the transactions contemplated by this Agreement, including the Merger, to be subject to requirements imposed by any Takeover Statute.  If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws (including Section 203 of the DGCL) and regulations (each, a “Takeover Statute”) may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.  Parent shall not, and shall cause its Affiliates not to, take any action that would result in Parent or any of its Subsidiaries being the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors as of any record date of any Company Stockholder Meeting.

Section 5.9                                    Public Announcements.  The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the Parties and that the Parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that (a) a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange; in the case of press releases or public announcements by the Company with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal or from and after a Company Adverse Recommendation Change, the Company shall not be required to consult with Parent but shall give Parent a copy of any such press release or public announcement prior to the issuance thereof and (b) in the case of press releases or other public announcements that are consistent with other communications made after the date of this Agreement in compliance with this Section 5.9, neither Party shall be required to consult with or obtain the consent of the other Party prior to the issuance thereof.

Section 5.10                             Indemnification and Insurance.

(a)                                 Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or Organizational Documents for each Subsidiary of the Company or in any agreement set forth on Section 5.10(a) of the Company Disclosure Schedule (an “Indemnity Agreement”), each as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms, except as otherwise required by changes in Law after the date of this Agreement.  For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Company to indemnify, defend and hold harmless, and advance expenses to, the Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by and otherwise in accordance with:  (i) the Company Organizational Documents or the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or Organizational Documents for each Subsidiary of the Company as in effect on the date of this Agreement; (ii) any Indemnity Agreement between any such Indemnified Party on the one hand and the Company or any of its Subsidiaries on the other hand, as in effect on the date of this Agreement; and (iii) applicable Law.

(b)                                 Without limiting the provisions of Section 5.10(a), from and after the Effective Time, Parent shall and shall cause the Surviving Company to, in each case, to the fullest extent permitted by (A) the Organizational Documents of the Company or the applicable Subsidiary as in effect on the date of this Agreement, (B) any Indemnity Agreement between any such Indemnified Party on the one hand and the Company or any of its Subsidiaries on the other hand, as in effect on the date of this Agreement, and (C) applicable Law:  (i) indemnify, defend and hold harmless each Indemnified Party from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; and (ii) pay the costs and expenses (including reasonable attorneys’ fees) of any Indemnified Party incurred or expected to be incurred in connection with any such claim, action, suit, proceeding or investigation, in each case, to the extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Company Organizational Documents, the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or Organizational Documents for each Subsidiary of the Company, any Indemnity Agreement or applicable Law.  Notwithstanding the foregoing, Parent and the Surviving Company shall be obligated to pay for only one law firm to represent the Indemnified Parties (and local counsel in each necessary jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c)                                  For a period of six years after the Closing and at all times subject to applicable Law, Parent shall cause the exculpation and indemnification provisions set forth in the Organizational Documents of the Surviving Company and its Subsidiaries as of the Effective Time to be no less favorable to the Indemnified Parties or the beneficiaries thereof than the provisions which are currently provided by the Company and its Subsidiaries.  For a period of six years after the Closing and at all times subject to applicable Law, Parent shall not (and shall not cause or permit the Surviving Company or any its Subsidiaries or any of Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the Organizational Documents of the Surviving Company or its Subsidiaries to make them less favorable to the Indemnified Parties or the beneficiaries thereof than the provisions which are currently provided by the Company and its Subsidiaries.  In addition, Parent shall provide, or cause the Surviving Company to provide, for a period of not less than six years after the Effective Time, the Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the policy of the Company in effect as of immediately prior to the Effective Time; provided that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage at any time exceed such amount, Parent or the Surviving Company shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount.  Notwithstanding anything in this Agreement to the contrary, the Company may purchase a “tail” directors’ and officers’ insurance and indemnification policy; provided, that the Company shall not pay an amount in excess of 300% of the last annual premium paid prior to the date hereof by the Company for such “tail” policy.  Any such “tail” directors’ and officers’ insurance policy will satisfy Parent’s obligations under this Section 5.10(c) to provide D&O Insurance.

(d)                                 The Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10.  The provisions of this Section 5.10 are intended to be for the benefit of each Indemnified Party and his or her successors, heirs and representatives.

(e)                                  This Section 5.10 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and permitted assigns of Parent, the Surviving Company and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives.  In the event that Parent, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such other Person or the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to its obligations set forth in this Section 5.10.

Section 5.11                             Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12                             Financing and Financing Cooperation.

(a)                                 Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper, in each case, regardless of any actions taken or committed to be taken by Parent or its Subsidiaries pursuant to Section 5.6, to obtain funds sufficient to fund the Merger Consideration and the other Merger Amounts on or prior to the Closing Date.  In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the Financing contemplated by the Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to:  (i) maintain in effect and, in the event Parent is required to consummate the Closing pursuant to Section 1.2, enforce the Commitment Letter and any Definitive Financing Arrangements and comply with its obligations thereunder; (ii) satisfy on a timely basis and in a manner that will not impede the ability of the Parties to consummate the Merger promptly at the Closing all conditions to the funding of the Financing (including the Financing Conditions) set forth in the Commitment Letter and the Definitive Financing Agreements; and (iii) negotiate and enter into definitive Financing agreements on the terms and conditions contemplated by the Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Financing Agreements”).  Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing contemplated by the Commitment Letter and any other financing and shall give the Company prompt notice upon obtaining knowledge of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Financing contemplated by the Commitment Letter.

(b)                                 Subject to Section 5.12(c), prior to the Closing, none of Parent or Merger Sub shall agree to or permit any termination, amendment, replacement, supplement or other modification of, or waiver of any of its rights under, the Commitment Letter or Definitive Financing Agreements without the Company’s prior written consent to the extent such termination, amendment, replacement, supplement, modification or waiver would (i) add new conditions (or modify in a manner adverse to Parent any existing condition) to the consummation of the Financing as compared to those in the Commitment Letter as of the date hereof, (ii) reduce the amount of the Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Merger Amounts, (iii) adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the Definitive Financing Agreements as so amended, replaced, supplemented or otherwise modified or waived, relative to the ability of Parent to enforce their rights against such parties to the Commitment Letter as in effect on the date hereof or in the Definitive Financing Agreements or (iv) reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement; provided that the Commitment Letter may be amended or supplemented to add lenders, lead arrangers, bookrunners or syndication agents that had not executed the Commitment Letter as of the date of this Agreement.  Upon any such amendment, replacement, supplement, modification or waiver, the terms “Commitment Letter” and “Definitive Financing Agreement” shall mean the Commitment Letter or Definitive Financing Agreement, as applicable, as so amended, replaced, supplemented, modified or waived and references to “Financing” shall include the financing contemplated by such Commitment Letter or Definitive Financing Agreement as so amended, replaced, supplemented, modified or waived.  Parent shall promptly deliver to the Company true and complete copies of any such amendment, replacement, supplement or other modification or waiver of the Commitment Letter or any Definitive Financing Agreement.

(c)                                  Parent shall have the right to substitute the proceeds of consummated debt offerings or other incurrences of debt for all or any portion of the Financing contemplated by the Commitment Letter by reducing commitments under the Commitment Letter; provided that (i) to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement and the End Date (as it may be extended pursuant to Section 7.1(b)), (ii) there shall be no condition to the use of such proceeds to pay the Merger Amounts that is less favorable to Parent than the analogous condition set forth in the Commitment Letter and (iii) such debt financing shall not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

(d)                                 If all or any portion of the Financing becomes unavailable, or any of the Commitment Letter or Definitive Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing and on terms, taken as a whole, not materially less favorable to Parent than the terms, taken as a whole, of the unavailable Debt Financing  and in an amount sufficient to enable Parent consummate the transactions contemplated by this Agreement and pay the Merger Amounts.  In the event any alternative financing is obtained in accordance with this Section 5.12(d) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letter and the Definitive Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, references to “Financing” shall include the financing contemplated by such commitment letters or definitive financing agreements, and all obligations of Parent pursuant to this Section 5.12 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing.

(e)                                  Subject to Section 5.12(f), the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement, syndication and consummation of the Financing (subject to Parent’s compliance with Section 5.12(b) and Section 5.12(c)) or any capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, in each case, that is customarily provided in financings of such type, including:

(i)                                     causing members of management of the Company with appropriate seniority and expertise to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with parties acting as or potentially acting as arrangers, lenders, underwriters, initial purchasers or placement agents of the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing or otherwise providing, arranging or underwriting the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, including the Financing Sources (collectively, the “Financing Parties”)), presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies;

(ii)                                  furnishing Parent, Merger Sub and the Financing Parties, on an ongoing basis, with such historical financial and other information (including historical audited and unaudited, but not pro forma, financial statements) regarding the Company and its Subsidiaries as Parent may reasonably request in connection with the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, including the Required Information, and using reasonable best efforts to assist Parent with Parent’s preparation of any pro forma financial information required to consummate the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing;

(iii)                               using reasonable best efforts to assist Parent, Merger Sub and the Financing Parties in the preparation of (A) materials for rating agency presentations and (B) any offering documents, syndication documents and materials, including lender and investor presentations, rating and bank books, information memoranda (confidential and public), private placement memoranda, offering memoranda, registration statements, prospectuses and other similar documents (collectively, the “Offering Documentation”), including by providing documentation and information for due diligence purposes;

(iv)                              using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation to Parent and its Subsidiaries in connection with any Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, including using reasonable best efforts to cause the Company’s independent accountants to (A) participate in a reasonable number of drafting sessions and accounting due diligence sessions, (B) provide any necessary customary consents to use their audit reports relating to the Company in any Offering Documentation and (C) provide any necessary or reasonably requested customary comfort letters containing “negative assurance” comfort in connection with the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing (including using reasonable best efforts to cause the Company’s independent accountants to provide drafts of such comfort letters as such independent accountants are prepared to issue upon completion of customary procedures), in each case, on customary terms and consistent with their customary practice;

(v)                                 reasonably cooperating with legal counsel to Parent in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing;

(vi)                              providing customary authorization letters authorizing the distribution of information relating to the Company and its Subsidiaries to any Financing Party and containing a customary representation to the Financing Parties as to the presence or absence of material non-public information relating to the Company and its Subsidiaries;

(vii)                           using reasonable best efforts to assist Parent in obtaining or updating corporate, credit facility and securities ratings from rating agencies;

(viii)                        furnishing Parent and any Financing Party at least four Business Days in advance of the Closing with all documentation and other information regarding the Company and its Subsidiaries as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, in each case to the extent requested by Parent or a Financing Source in writing at least nine Business Days prior to the Closing;

(ix)                              using reasonable best efforts to assist in the negotiation, execution and delivery of, and the preparation of exhibits or schedules to, any Definitive Financing Agreements and any other credit agreements, underwriting or placement agreements, pledge and security documents, guarantees, hedging agreements, certificates with respect to solvency, representation and authorization letters to accountants and auditors, customary closing certificates and any other certificates, letters and documents as may be reasonably requested by Parent or Merger Sub;

(x)                                 using reasonable best efforts to assist Parent in obtaining surveys and title insurance as reasonably requested by Parent and otherwise reasonably facilitating the granting of a security interest (and the perfection thereof) in collateral;

(xi)                              using reasonable best efforts to cooperate with the Financing Parties to complete a field examination and inventory appraisal to the extent necessary or advisable to obtain the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing;

(xii)                           using reasonable best efforts to assist Parent in benefiting from the existing lending relationships of the Company and its Subsidiaries;

(xiii)                        taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing and to permit the proceeds thereof to be made available on the Closing Date to fund the Merger Amounts; and

(xiv)                       taking actions reasonably necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets, inventory, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing).

(f)                                   No obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder, including delivering comfort letters) delivered pursuant to Section 5.12(e) shall be required to be effective until the Effective Time.  In addition, notwithstanding anything in Section 5.12(e) or in Section 5.13 to the contrary, in fulfilling its obligations pursuant to Section 5.12(e) or Section 5.13, (i) none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (w) pay any commitment or other fee, provide any security or incur any Liability or obligation (other than any obligation expressly set forth in Section 5.12(e) or Section 5.13) in connection with (1) the Financing or any capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing, (2) the Existing Credit Facilities Terminations or (3) any Redemption or any Discharge, in each case prior to the Effective Time, (x) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or the Organizational Documents of any Subsidiary of the Company, or any applicable Law or material Contracts of the Company or any of its Subsidiaries, (y) pass resolutions or consents or approve or authorize the execution of the Financing or the Definitive Financing Agreements or deliver any legal opinion or solvency certificate in connection therewith, in each case, prior to the Effective Time (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder, including delivering comfort letters, and other than any other documentation expressly set forth in Section 5.13), or (z) provide any cooperation that would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to Section 5.12(e) or Section 5.13 (including reasonable and documented attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the preparation of any annual or quarterly financial statements).  Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with (1) the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing (including the arrangement thereof and any cooperation required to be provided in connection therewith), or (2) the Existing Credit Facilities Terminations, any Redemption or any Discharge, and, in each case, any information used in connection therewith (other than information provided to Parent in writing by the Company or its Subsidiaries for inclusion in any offering materials relating to the Financing), except in the event such loss or damage arises out of or results directly from (i) the gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries in fulfilling their obligations pursuant to Section 5.12(e) or Section 5.13 or (ii) historical information furnished by or on behalf of the Company or its Subsidiaries, including financial statements.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing or any such capital markets debt financing sought by Parent in connection with the Merger in replacement of all or any portion of the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries.  In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.13                             Treatment of Certain Indebtedness.

(a)                                 If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and to take all other reasonable actions to cause (i) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all amounts and other obligations then outstanding under and (ii) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of (such repayments and terminations, the “Existing Credit Facilities Terminations”) (x) the Third Amended and Restated Term Loan Credit Agreement, dated as of June 8, 2017, among the Company, the guarantors party thereto, the lenders party thereto and Goldman Sachs Banks USA, as administrative agent (as amended, amended and restated or otherwise modified from time to time, the “Term Loan Agreement”) and (y) the Amended and Restated Credit Agreement, dated as of March 21, 2013, among the Company, the other borrowers named therein, the guarantors named therein, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, amended and restated or otherwise modified from time to time, the “ABL Agreement” and together with the Term Loan Agreement, the “Credit Agreements”), including using reasonable best efforts to obtain and deliver to Parent on or before the Closing Date a payoff letter in customary form from the agent under each Credit Agreement.  Parent shall provide all funds required to effect the Existing Credit Facilities Terminations.  In no event shall the receipt of any such payoff letter or the consummation of the Existing Credit Facilities Terminations, or of any other financing termination or the release of any Lien, be a condition to any of the obligations of Parent or Merger Sub hereunder.

(b)                           (i) The Company shall, at Parent’s written request, promptly prepare notices of optional redemption (each, a “Redemption Notice”) with respect to the Company’s 6.750% Senior Notes due 2021 and 7.750% Senior Notes due 2022 (collectively, the “Existing Notes”) and other outstanding debt securities (if any) of the Company or any of its Subsidiaries pursuant to the requisite provisions of each applicable indenture; (ii) the Company shall promptly prepare, and provide Parent with a reasonable opportunity to review and comment on, drafts of the definitive documentation for any such redemption; (iii) Parent may, at its request to the Company, prepare such documentation, including any Redemption Notice; (iv) the Company shall, at the direction of Parent, give at or after (but not before) the Effective Time, and shall use reasonable best efforts to cause the trustee under each applicable indenture to give at or after (but not before) the Effective Time, any such Redemption Notice to holders of the applicable series of Existing Notes on the Company’s behalf, in each case in accordance with each applicable indenture, and shall, at Parent’s written request, reasonably assist Parent in providing the trustee and/or holders with such officers’ certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith; (v) the Company shall, at the written request of Parent, take such actions at or after (but not before) the Effective Time, in each case, as are required by it pursuant to the terms of the related indenture to effect each such redemption (each, a “Redemption”) and facilitate the satisfaction and discharge and/or defeasance of such indenture in connection with such Redemption at or after (but not before) the Effective Time, to the extent such discharge and/or defeasance are permitted by such indenture (such discharge and/or defeasance, a “Discharge”); and (vi) the Company shall use reasonable best efforts to cause the trustee for each series of the Existing Notes to cooperate with Parent to facilitate each such Redemption and Discharge.

Section 5.14                             Transaction Litigation.  Each Party shall promptly notify the other Parties in writing of any stockholder litigation or other litigation or proceedings brought or threatened in writing against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other Parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other Parties and their Representatives such information relating to such litigation or proceedings as may be reasonably requested).  The Company shall, subject to the preservation of privilege and confidential information, give Parent the opportunity to participate in (but not control) its defense or settlement of any stockholder litigation or other litigation or proceeding against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall give due consideration to Parent’s advice with respect to such litigation or proceeding.  The Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.15                             Obligations of Merger Sub.  Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.16                             Stock Exchange Delisting; Deregistration.  Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving Party) at or prior to the Effective Time of the following conditions:

(a)                                 The Company Stockholder Approval shall have been obtained.

(b)                                 No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered after the date of this Agreement any injunction or Law that remains in effect that enjoins, prohibits or makes illegal the consummation of the Merger.

(c)                                  All waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2                                    Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)                                 The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 (Organization), Section 4.2(a) (Corporate Authority Relative to this Agreement), Section 4.2(c)(ii) (No Violation) and Section 4.5 (Finders or Brokers) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (without giving effect to any qualification by “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein); and (ii) Article IV (other than those set forth in the foregoing clause (i) of this Section 6.2(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (without giving effect to any qualification by “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein), except where such failures to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in the foregoing clauses (i) and (ii), as applicable) only as of such date or period.

(b)                                 Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)                                  Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub, respectively, have been satisfied.

Section 6.3                                    Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)                                 The representations and warranties of the Company set forth in (i) Section 3.10 (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made at the Closing Date, (ii) Section 3.1(a)(i) (Organization) and Section 3.3(a) (Corporate Authority Relative to this Agreement) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Section 3.2(a)(i) and the last sentence of Section 3.2(b) (Capital Stock and Indebtedness) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except for any inaccuracies that would result in no more than a de minimis increase in the sum of the aggregate amount of the Merger Consideration and the aggregate amount to be paid in respect of Company Equity Awards pursuant to Section 2.3 of this Agreement, (iv) Section 3.3(d)(ii) (No Violation), Section 3.22 (Finders or Brokers) and Section 3.23 (State Takeover Statutes) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; and (v) Article III (other than those set forth in the foregoing clauses (i), (ii), (iii), and (iv) of this Section 6.3(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein), except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v) as applicable) only as of such date or period.

(b)                                 The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)                                  The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4                                    Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI (as applicable such Party) to be satisfied if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1                                    Termination or Abandonment.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of the Company and Parent;

(b)                                 by the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on January 25, 2019 (the “Original End Date”); provided, however, that if any of the conditions set forth in Section 6.1(b) (solely to the extent such condition has not been satisfied due to an order or injunction arising under Antitrust Laws) or Section 6.1(c) have not been satisfied or waived (to the extent permitted), then, at any time not more than 10 days prior to the then-applicable End Date, the End Date may be extended by up to one month by Parent or the Company upon written notice to the other, provided that the End Date shall not be extended more than three times (each, an “Extended End Date” and the Original End Date or, if actually extended in accordance with the terms hereof, the Extended End Date, the “End Date”); provided that the Extended End Date shall not occur after April 26, 2019; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Merger to be consummated by the End Date resulted from the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c)                                  by either the Company or Parent, if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if such order resulted from the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(d)                                 by either the Company or Parent, if the Company Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e)                                  by the Company, if there is any inaccuracy in any of the representations or warranties of Parent or Merger Sub made in Article IV, or Parent or Merger Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, or breach or failure to perform, respectively, (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (ii) is either not curable or is not cured by the earlier of (A) the then-applicable End Date and (B) the date that is 30 days following written notice from the Company to Parent; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) at any time that it is in material breach of any of its covenants or other agreements contained in this Agreement;

(f)                                   by Parent, if there is any inaccuracy in any of the representations or warranties of the Company made in Article III, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, or breach or failure to perform, respectively, (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is 30 days following written notice from the Company to Parent; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) at any time that it is in material breach of any of its covenants or other agreements contained in this Agreement;

(g)                                  at any time prior to the receipt of the Company Stockholder Approval, by Parent, if the Company Board of Directors has made a Company Adverse Recommendation Change; and

(h)                                 at any time prior to the receipt of the Company Stockholder Approval, by the Company, in accordance with Section 5.3(f).

Section 7.2                                    Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement, the indemnification and reimbursement provisions of Section 5.12(f), Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the indemnification and reimbursement provisions of Section 5.12(f) and in Section 7.3; provided, however, that nothing herein shall relieve (x) any Party from any Liability for any failure to consummate the transactions contemplated by this Agreement, including the Merger, if required to pursuant to this Agreement (it being understood that the failure of Parent or Merger Sub to receive the proceeds of any financing shall not relieve Parent or Merger Sub from any such liability or of their obligations to consummate any of the transactions contemplated hereby, including the Merger), or (y) any Party from Liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement or for fraud prior to such termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3                                    Termination Fees.

(a)                                 If (i) this Agreement is terminated by the Company pursuant to Section 7.1(h), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(g) or (iii) (A) after the date of this Agreement, a Company Takeover Proposal (substituting fifty percent (50%) for the twenty-five percent (25%) threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn at least four Business Days prior to the Company Stockholder Meeting (or any adjournment or postponement thereof), (B) thereafter, (x) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or (y) this Agreement is terminated by Parent pursuant to

Section 7.1(f) as a result of any Willful Breach by the Company of Section 5.3, and (C) at any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries completes a Qualifying Transaction or enters into a definitive agreement with respect to any Qualifying Transaction and such Qualifying Transaction is subsequently completed, then in any such event the Company shall pay Parent the Company Termination Fee in immediately available funds in the case of clause (i), in accordance with Section 5.3(f), in the case of clause (ii), within two Business Days after such termination and in the case of clause (iii), upon the consummation of such Qualifying Transaction.

(b)                                 Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3, then the Company Termination Fee shall be the sole and exclusive remedy of Parent against the Company from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in Section 7.2 and this Section 7.3.  Each of the Parties acknowledges that the Company Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  In no event shall Parent be entitled to payment of the Company Termination Fee on more than one occasion.

(c)                                  Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, then the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1                                    No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2                                    Expenses; Transfer Taxes.

(a)                                 Except as otherwise provided in this Agreement (including in Section 5.12(f), and Section 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent and the Company shall share equally all filing fees required to be paid to the SEC with respect to the Proxy Statement and all fees and expenses with respect to the mailing of the Proxy Statement, and Parent shall pay all filing fees with respect to the notification and report forms under the HSR Act filed by Parent and the Company.  For the avoidance of doubt, any costs and expenses associated with the Pre-Closing Reorganization (including fees of Tax advisors and any Taxes (including transfer, documentary, sales, use, stamp, registration and other such Taxes) imposed in connection with the Pre-Closing Reorganization) shall be paid by the Company.

(b)                                 Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed on the Company or its Subsidiaries with respect to the transfer of Company Common Stock pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a liability of holders of Company Common Stock.

Section 8.3                                    Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4                                    Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5                                    Jurisdiction; Specific Enforcement.

(a)                                 The Parties’ rights in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and each Party hereby waives any objections to any remedy referred to in this Section 8.5.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 7.2 or Section 7.3).  In the event any Party seeks any injunctive or specific performance remedy referred to in this Section 8.5, such Party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument.

(b)                                 Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(c)                                  Notwithstanding the foregoing provisions of this Section 8.5, each Party agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Financing Party, including, for the avoidance of doubt, any Financing Source, or any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, successors or assigns (collectively, and together with the Financing Sources and the Financing Parties, the “Financing Related Parties”) relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger, including any dispute arising under or relating to any agreement entered into by the Financing Related Parties in connection with the Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or if such court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New

York state court sitting in the Borough of Manhattan of The City of New York, and (ii) any such action or proceeding shall be governed by the laws of the State of New York.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Financing Related Parties will have any liability to the Company or any of its controlled Affiliates relating to or arising out of this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its controlled Affiliates will have any rights or claims against any of the Financing Related Parties hereunder or thereunder relating to or arising of this Agreement or the Financing.

Section 8.6                                    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR ANY COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).  EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (a) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 8.6.

Section 8.7                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or Merger Sub:

United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
Attention:	Jill E. Sutton, Senior Vice President, General Counsel and Chief Compliance Officer
Email:	jsutton@unfi.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:	(212) 735-2000
Attention:	Laura P. Knoll, Esq.
Jon A. Hlafter, Esq.
Email:	Laura.Knoll@skadden.com
Jon.Hlafter@skadden.com

To the Company:

SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota 55344
Facsimile:	(952) 947-3528
Attention:	Stuart D. McFarland, Senior Vice President, General Counsel and Corporate Secretary
Email:	Stuart.D.McFarland@supervalu.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	(212) 403-2000
Attention:	Igor Kirman, Esq.
DongJu Song, Esq.
Email:	IKirman@wlrk.com
DSong@wlrk.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.  Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8                                    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a Wholly Owned Subsidiary of Parent without the prior written consent of the Company, in which event all references to Parent or Merger Sub (as applicable) in this Agreement shall be deemed references to such other Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Parent or Merger Sub (as applicable) as of the date of this Agreement shall be deemed representations and warranties made with respect to Parent or Merger Sub, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, further, that no such assignment by Parent or Merger Sub shall adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the Definitive Financing Agreements or reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement; provided, further, that if the Holding Company Merger occurs, then this Agreement and all of the rights, interests and obligations of SUPERVALU hereunder shall automatically be deemed assigned and delegated to SUPERVALU Enterprises, in which event all references to the Company in this Agreement shall be deemed references to SUPERVALU Enterprises, except that all representations and warranties made in this Agreement with respect to the Company as of the date of this Agreement shall be deemed representations and warranties made with respect to SUPERVALU and all obligations in this Agreement of the Company shall be performed by SUPERVALU or SUPERVALU Enterprises as appropriate to give effect to the relevant provisions of this Agreement.  Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.  Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9                                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10                             Entire Agreement.  This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties.

Section 8.11                             Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.  To the extent any amendment or waiver to the provisions of this Agreement of which the Financing Related Parties are expressly made third party beneficiaries pursuant to Section 8.13 (including this Section 8.11) (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing provisions) is sought that would be adverse to the rights of any Financing Source thereunder, the prior written consent of such Financing Source shall be required before such amendment or waiver is effective, and any such amendment or waiver without such prior written consent shall be void.  Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise of any other right hereunder.

Section 8.12                             Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13                             No Third-Party Beneficiaries.  Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  Notwithstanding the foregoing, each Company Indemnified Party shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.10 and this Section 8.13; and following the Effective Time, each former stockholder of the Company and each former holder of Company Equity Awards shall be an express third-party beneficiary of and shall be entitled to obtain the Merger Consideration to which it is entitled pursuant to the provisions hereof; and each of the Financing Related Parties shall be third-party beneficiaries with respect to Section 8.5(c), Section 8.6, Section 8.11 and this Section 8.13.

Section 8.14                             Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and unless the context otherwise requires, all applicable authoritative guidelines, bulletins or policies promulgated by any applicable Governmental Entity in connection therewith.  References in this Agreement to specific agreements or laws or specific provisions of laws are to such agreements, laws or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  To the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more of the Parties hereto to another Party or Parties, unless otherwise specified, such obligation shall be deemed satisfied (a) if such one or more Parties or its representatives made such information or document available in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement on or prior to 1:00 p.m. ET on July 25, 2018 or otherwise made such information or document available (or delivered or provided such information or document) to such other Party or Parties or its or their representatives in connection with the transactions contemplated by this Agreement on or prior to the date hereof, or (b) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC on or prior to the execution of this Agreement.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15                             Definitions.

(a)                                 General Definitions.  References in this Agreement to “Subsidiaries” of any Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided that references in this Agreement to “Wholly Owned Subsidiaries” means, with respect to any Person, any other Person of which all of the equity or ownership interests of such other Person are directly or indirectly owned or controlled by such first Person.  References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule, in each case after reasonable inquiry of such individuals’ direct reports and (ii) with respect to the Company and its Subsidiaries, the knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule, in each case after reasonable inquiry of such individuals’ direct reports.

(b)                                 Certain Specified Definitions.  As used in this Agreement:

(i)                                     “Acceptable Confidentiality Agreement” means any confidentiality agreement that contains confidentiality provisions that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement.

(ii)                                  “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(iii)                               “Business Day” means any day other than a Saturday, Sunday or any other day on which (A) commercial banks in New York, New York or Minneapolis, Minnesota are authorized or required by Law to remain closed or (B) for purposes of determining the Closing Date only, the Department of State of the State of Delaware is authorized or required by Law to close.

(iv)                              “Code” means the Internal Revenue Code of 1986, as amended.

(v)                                 “Company Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit or other compensation or benefit plan, program, agreement or arrangement sponsored, maintained or contributed to for the benefit of any current or former directors, officers or employees of the Company or its Subsidiaries, other than any Multiemployer Plan.

(vi)                              “Company Equity Awards” means the Company Options, Company Restricted Shares, Company RSU Awards, Company PSU Awards and Company DSU Awards.

(vii)                           “Company Stock Plans” means, collectively, the SUPERVALU INC. 2012 Stock Plan, the SUPERVALU INC. Non-Employee Directors Deferred Stock Plan and the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Statement), in each case, as amended from time to time.

(viii)                        “Company Superior Proposal” means a Company Takeover Proposal that did not result from a Willful Breach of Section 5.3(a), substituting “fifty percent (50%)” for “twenty-five percent (25%)” in the definition thereof, that the Company Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, taking into account, to the extent relevant, the timing, likelihood of consummation, financing, legal and regulatory aspects, financial terms and other factors of such Company Takeover Proposal.

(ix)                              “Company Takeover Proposal” means any proposal or offer made by any Person or group of related Persons (other than Parent and its Subsidiaries), and whether involving a transaction or series of related transactions, for (i) a merger, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person or group of related Persons (other than Parent and its Subsidiaries) of more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect acquisition by any Person or group of related Persons (other than Parent and its Subsidiaries) of more than twenty-five percent (25%) of the shares of Company Common Stock then issued and outstanding.

(x)                                 “Company Termination Fee” means a cash amount equal to $40,500,000.

(xi)                              “Contract” means any written contract, note, bond, mortgage, indenture, deed of trust, license, lease, sublease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

(xii)                           “DTC” means The Depositary Trust Company.

(xiii)                        “Environmental Law” means any Law (A) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any hazardous materials) or (B) that regulates, imposes liability (including for enforcement, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage relating to Hazardous Materials) or establishes standards of care with respect to any of the foregoing.

(xiv)                       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xv)                          “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xvi)                       “Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

(xvii)                    “Hazardous Materials” means all substances defined or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar meaning under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(xviii)                 “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination:  (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, premiums, any prepayment fees or penalties, commitment and other fees, reimbursements, expenses, indemnities and all other amounts payable in connection therewith, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person to pay the deferred purchase price for any property or services (including obligations related to earn-out arrangements) other than trade payables incurred in the ordinary course of business, (D) all lease obligations of such Person capitalized (or that should under GAAP as in effect on the date hereof be capitalized) on the books and records of such Person, (E) all Liabilities pursuant to recourse or non-recourse factoring or similar arrangements, (F) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon and any reimbursement obligations not fulfilled in respect thereof, (G) all net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts that would be payable upon termination thereof (calculated assuming termination on the date of determination) and (H) all guarantees of such Person of any Indebtedness of any other Person.

(xix)                       “Insurance Policies” means any property and casualty, general liability, business interruption, product liability, workers’ compensation and employer liability, directors and officers and fiduciary policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements.

(xx)                          “Intellectual Property” means all:  (A) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (B) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (C) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (D) designs, databases and data compilations and (E) trade secrets, know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case of this clause (E) excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

(xxi)                       “Intervening Event” means any material change, event, effect, occurrence, consequence or development relating to the Company that (A) is not actually known to the SUPERVALU Board of Directors as of the date hereof, or the material consequences of which (based on facts known to the SUPERVALU Board of Directors as of the date of this Agreement), were not reasonably foreseeable, and (B) does not arise from any Company Takeover Proposal.

(xxii)                                “IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

(xxiii)                             “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(xxiv)                            “Material Adverse Effect” means, with respect to the Company, any change, occurrence or development that, individually or in the aggregate, has a material adverse effect on the business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that no such change, occurrence or development resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect:  (i) any changes or developments in domestic or any foreign or global market or domestic, foreign or global economic conditions generally or in the geographic markets in which the Company or any of its Subsidiaries operate or its products or services are sold, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit, commodities or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes in GAAP or any official interpretation or enforcement thereof by a Governmental Entity after the date of this Agreement, (iii) changes in Law or any changes or developments in the interpretation or enforcement thereof by Governmental Entities (in each case after the date of this Agreement), (iv) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of actual or purported terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (v) changes or developments in the business or regulatory conditions or trends affecting the industries, markets or geographies in which the Company or any of its Subsidiaries operate, (vi) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (it being understood that the exception in this clause (vi) shall not apply with respect to the representations and warranties in Section 3.3(d) or the bring-down thereof in Section 6.3(a)), (vii) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), outbreaks of disease, health epidemics or similar events, (viii) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect),

(ix) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), (x) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent or that is required by this Agreement, and (xi) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger; except, with respect to clauses (i), (ii), (iii), (iv), (v) and (vii), to the extent that such impact is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industries, markets or geographies in which the Company and its Subsidiaries operate.

(xxv)                   “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

(xxvi)                “Organizational Documents” means (A) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (B) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (C) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (D) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (E) with respect to any other Person that is not an individual, its comparable organizational documents.

(xxvii)             “Parent Material Adverse Effect” means, with respect to Parent, any change, occurrence or development that materially and adversely affects Parent’s ability to timely consummate the transactions contemplated hereby on the terms set forth herein (including the Merger and obtaining the financing necessary to pay the Merger Consideration or any other Merger Amount).

(xxviii)          “Permitted Lien” means (A) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established by the Company in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (i) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (ii) that are being contested in good faith by appropriate proceedings or for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, land use or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among a Person and its Wholly Owned Subsidiaries, (F) utility easements, encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens as do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Real Property or Company Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (H) Liens reflected on title policies, title reports, surveys or other similar reports of listings which have previously been made available to Parent, (I) conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business, (J) gaps in chain of title evident from the records of the relevant Governmental Entity maintaining applicable registrations or other Liens in respect of real property as do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Real Property or Company Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries,(K) Liens to be released at or prior to Closing and (L) Liens that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(xxix)                “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

(xxx)                   “Pre-Closing Reorganization” means the Holding Company Merger and certain transactions in connection with the Holding Company Merger and the reorganization that is referenced in the definitive proxy statement filed with the SEC by SUPERVALU with respect to the Holding Company Merger.

(xxxi)                            “Privacy Policies” means all policies and procedures relating to personal, personally identifiable, sensitive or regulated information and/or the security, operation, backup or redundancy of any IT Assets.

(xxxii)                         “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xxxiii)                      “Required Information” means the historical financial statements required under clauses (B)(i) and (B)(ii) of Section (c) of Exhibit D of the Commitment Letter (as in effect on the date of this Agreement).

(xxxiv)                     “Sanctioned Country” means any of Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(xxxv)                        “Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws, including (A) any Person identified in any list of sanctioned person maintained by the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (C) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (A) or (B).

(xxxvi)                     “Sanctions Laws” means all Laws of the United States concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of specified Person or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior

(xxxvii)                        “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(xxxviii)                     “Significant Subsidiary” has the meaning ascribed to it in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

(xxxix)                           “Specified Transaction” shall mean the Retail Changes specified in Section 5.1(c) of the Company Disclosure Schedule, solely to the extent such Retail Changes are in accordance with any applicable required terms specified in Section 5.1(c) of the Company Disclosure Schedule.

(xl)                                                “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other similar assessments imposed by any Governmental Entity, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal) and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, and additional amounts imposed with respect thereto.

(xli)                                             “Tax Return” means any return, declaration, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes, and including any amendments thereof.

(xlii)                                          “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection or administration of such Tax for such Governmental Entity.

(xliii)                                       “Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching Party knows such action or omission is, or where such action or omission would reasonably be expected to result in, a breach of such representation, warranty, agreement or covenant.

Index of Defined Terms

ABL Agreement	5.13(a)
Acceptable Confidentiality Agreement	8.15(b)(i)
Adjusted Option	2.3(a)
Affiliates	8.15(a)
Agreement	Preamble
Alternative Financing	5.12(d)
Antitrust Law	8.15(b)(ii)
Applicable Date	Article III
Appraisal Provisions	2.1(b)
Book-Entry Shares	2.1(a)
Business Day	8.15(b)(iii)
Bylaws	1.5(b)
Cancelled Shares	2.1(a)(iii)
Certificate	2.1(a)
Certificate of Merger	1.3
Charter	1.5(a)
Closing	1.2
Closing Date	1.2
Code	8.15(b)(iv)
Collective Bargaining Agreement	3.14(a)
Commitment Letter	4.6(a)
Company	Recitals
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Benefit Plan	8.15(b)(v)
Company Board of Directors	Recitals
Company Common Stock	2.1(a)(i)
Company Disclosure Schedule	Article III
Company DSU Award	2.3(e)
Company Equity Awards	8.15(b)(vi)
Company Leased Real Property	3.8
Company Material Contracts	3.17(a)
Company Option	2.3(a)
Company Organizational Documents	3.1(b)
Company Owned Real Property	3.8
Company Permits	3.7(c)
Company PSU Award	2.3(d)
Company Recommendation	3.3(a)
Company Registered Intellectual Property	3.15(a)
Company Restricted Share Award	2.3(b)
Company RSU Award	2.3(c)
Company SEC Documents	3.4(a)
Company Stock Plans	8.15(b)(vii)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	5.4(d)

Company Superior Proposal	8.15(b)(viii)
Company Takeover Proposal	8.15(b)(ix)
Company Termination Fee	8.15(b)(x)
Company Top Customer	3.20(a)(i)
Company Top Supplier	3.20(b)(i)
Confidentiality Agreement	5.2(c)
Continuing Employees	5.5(a)
Contract	8.15(b)(xi)
control	8.15(a)
controlled by	8.15(a)
Copyrights	8.15(b)(xx)
Credit Agreements	5.13(a)
D&O Insurance	5.10(c)
Definitive Financing Agreements	5.12(a)
DGCL	1.1
Discharge	5.13(b)
Dissenting Shares	2.1(b)
Dissenting Stockholder	2.1(b)
DTC	8.15(b)(xii)
Effective Time	1.3
Eligible Shares	2.1(a)(i)
End Date	7.1(b)
Enforceability Exceptions	3.3(b)
Environmental Law	8.15(b)(xiii)
Equity Award Conversion Ratio	2.3(g)
ERISA	8.15(b)(xiv)
ERISA Affiliate	8.15(b)(xv)
Exchange Act	3.3(c)
Existing Credit Facilities Terminations	5.13(a)
Existing Notes	5.13(b)
Extended End Date	7.1(b)
FCPA	3.7(d)
FDA	3.19(a)
Financing	4.6(a)
Financing Conditions	4.6(b)
Financing Parties	5.12(e)(i)
Financing Related Parties	8.5(c)
Financing Sources	4.6(a)
GAAP	3.4(b)
Governmental Entity	8.15(b)(xvi)
Hazardous Materials	8.15(b)(xvii)
Holding Company Merger	Recitals
Holding Company Merger Sub	Recitals
HSR Act	3.3(c)
Indebtedness	8.15(b)(xviii)
Indemnified Parties	5.10(a)

Indemnity Agreement	5.10(a)
Insurance Policies	8.15(b)(xix)
Intellectual Property	8.15(b)(xx)
Intervening Event	8.15(b)(xxi)
IRS	3.9(a)
IT Assets	8.15(b)(xxii)
knowledge	8.15(a)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.2(c)
Liability	8.15(b)(xxiii)
Lien	3.3(d)
Marks	8.15(b)(xx)
Material Adverse Effect	8.15(b)(xxiv)
Merger	Recitals
Merger Amounts	4.6(h)
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Multiemployer Plan	3.9(d)
Offering Documentation	5.12(e)(iii)
Order	8.15(b)(xxv)
Organizational Documents	8.15(b)(xxvi)
Original End Date	7.1(b)
Other Anti-Bribery Laws	3.7(d)
Parent	Preamble
Parent Common Stock	2.3(a)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	8.15(b)(xxvii)
Parent Plans	5.5(b)
Parent Trading Price	2.3(g)
Parties	Preamble
Party	Preamble
Patents	8.15(b)(xx)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Permitted Lien	8.15(b)(xxviii)
Person	8.15(b)(xxx), 8.15(b)(xxix)
Privacy Policies	8.15(b)(xxxi)
Proxy Statement	5.4(a)
Qualifying Transaction	7.3(a)
Redemption	5.13(b)
Redemption Notice	5.13(b)
Regulatory Permits	3.19(a)
Release	8.15(b)(xxxii)
Remedial Actions	5.6(d)
Representatives	5.3(a)

Required Information	8.15(b)(xxxiii)
Sanctioned Country	8.15(b)(xxxiv)
Sanctioned Person	8.15(b)(xxxv)
Sanctions Laws	8.15(b)(xxxvi)
Sarbanes-Oxley Act	3.4(a)
SEC	3.3(c)
Second Request	5.6(a)
Securities Act	3.4(a)
Sensitive Data	8.15(b)(xxxvii)
Significant Subsidiary	8.15(b)(xxxix), 8.15(b)(xxxviii)
Subsidiaries	8.15(a)
SUPERVALU	Preamble
SUPERVALU Enterprises	Preamble
Surviving Company	1.1
Takeover Statute	5.8
Tax	8.15(b)(xxxix)
Tax Return	8.15(b)(xli)
Taxes	8.15(b)(xxxix)
Taxing Authority	8.15(b)(xlii)
Term Loan Agreement	5.13(a)
Third-Party Consents	5.7
Trade Secrets	8.15(b)(xix)
Transaction Approvals	3.3(c)
under common control with	8.15(a)
Unified Grocers	3.19(d)
Wholly Owned Subsidiaries	8.15(a)
Willful Breach	8.15(b)(xliii)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SUPERVALU INC.

By:	/s/ Mark Gross
Name: Mark Gross
Title: President and Chief Executive Officer

SUPERVALU ENTERPRISES, INC.

By:	/s/ Mark Gross
Name: Mark Gross
Title: President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

UNITED NATURAL FOODS, INC.

By:	/s/ Steven L. Spinner
Name: Steven L. Spinner
Title: Chief Executive Officer

JEDI MERGER SUB, INC.

By:	/s/ Jill E. Sutton
Name: Jill E. Sutton
Title: Secretary

[Signature Page to the Agreement and Plan of Merger]